UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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PerkinElmer, Inc.

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March 14, 2012

Dear Shareholder:

We cordially invite you to attend the 2012 annual meeting of shareholders of PerkinElmer, Inc. to be held on Tuesday, April 24, 2012, at 10:30 a.m. at our corporate offices at 940 Winter Street, Waltham, Massachusetts.

The attached notice of annual meeting and proxy statement contain information about matters to be considered at the annual meeting, and a map with directions to the meeting is on the back cover of the proxy statement. Only shareholders and their proxies are invited to attend the annual meeting.

Your vote is important regardless of the number of shares you own. Whether or not you plan to attend the meeting, I hope you will review carefully the attached proxy materials and vote as soon as possible. We urge you to complete, sign and return the enclosed proxy card or to vote over the Internet or by telephone, so that your shares will be represented and voted at the annual meeting.

Thank you for your continued support of PerkinElmer.

Sincerely,

ROBERT F. FRIEL
Chairman, Chief Executive Officer and President

Notice of Annual Meeting

and

Proxy Statement 2012

PerkinElmer, Inc.

Corporate Offices

940 Winter Street

Waltham, Massachusetts 02451

NOTICE OF ANNUAL MEETING

To the Shareholders of PerkinElmer, Inc.:

The annual meeting of the shareholders of PerkinElmer, Inc. will be held at the company’s corporate offices, located at 940 Winter Street, Waltham, Massachusetts 02451, on Tuesday, April 24, 2012, at 10:30 a.m., to consider and act upon the following:

1.	A proposal to elect eight nominees for director for terms of one year each;

2.	A proposal to ratify the selection of Deloitte & Touche LLP as PerkinElmer’s independent registered public accounting firm for the current fiscal year;

3.	A proposal to approve, by non-binding advisory vote, our executive compensation; and

4.	Such other matters as may properly come before the meeting or any adjournment or postponement thereof.

Our	board of directors has no knowledge of any other business to be transacted at the meeting.

Our board of directors has fixed the close of business on February 27, 2012 as the record date for the determination of shareholders entitled to receive this notice and to vote at the meeting.

All shareholders are cordially invited to attend the meeting.

By Order of the Board of Directors,

ROBERT F. FRIEL
Chairman, Chief Executive Officer and President

March 14, 2012

RETURN ENCLOSED PROXY CARD OR VOTE BY INTERNET OR TELEPHONE

Whether or not you expect to attend this meeting, please complete, date, and sign the enclosed proxy card and mail it promptly in the enclosed envelope. No postage is required if mailed in the United States. Prompt response is important and your cooperation will be appreciated. If the envelope is lost, please return the card to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, New York 11717. Alternatively, you may submit your vote via the Internet or telephone by following the instructions set forth on the enclosed proxy card.

PROXY STATEMENT

General

PerkinElmer, Inc., also referred to as we, us, the Company or PerkinElmer, has prepared this proxy statement to provide our shareholders with information pertaining to the matters to be voted on at our annual meeting of shareholders to be held on Tuesday, April 24, 2012 at 10:30 a.m., at our corporate offices, located at 940 Winter Street, Waltham, Massachusetts 02451, and at any adjournment of that meeting. The date of this proxy statement is March 14, 2012, the approximate date on which we first sent or provided the proxy statement and form of proxy to our shareholders.

Our board of directors has fixed the close of business on February 27, 2012 as the record date for determining the shareholders entitled to receive notice of, and to vote their shares at, the meeting. On the record date, there were 113,484,467 shares of our common stock outstanding and entitled to vote. Each share of common stock carries the right to cast one vote on each of the proposals presented for shareholder action, with no cumulative voting.

Your vote is important no matter how many shares you own. Please take the time to vote. Take a moment to read the instructions below. Choose the way to vote that is easiest and most convenient for you and cast your vote as soon as possible.

If you are the “record holder” of your shares, meaning that you own your shares in your own name and not through a bank or brokerage firm, you may vote in one of four ways:

(1) You may vote over the Internet. If you have Internet access, you may vote your shares from any location in the world by following the “Vote by Internet” instructions on the enclosed proxy card.

(2) You may vote by telephone. You may vote your shares by following the “Vote by Telephone” instructions on the enclosed proxy card.

(3) You may vote by mail. You may vote by completing and signing the proxy card delivered with this proxy statement and promptly mailing it in the enclosed postage-paid envelope. The shares you own will be voted according to your instructions on the proxy card you mail. If you sign and return the proxy card, but do not give any instructions on a particular matter described in this proxy statement, the shares you own will be voted in accordance with the recommendations of our board of directors. The board of directors recommends that you vote FOR Proposal No. 1 to elect eight nominees for director for terms of one year each, FOR Proposal No. 2 to ratify the selection of Deloitte & Touche LLP as PerkinElmer’s independent registered public accounting firm for the current fiscal year, and FOR Proposal No. 3 to approve, on a non-binding advisory basis, our executive compensation.

(4) You may vote in person. If you attend the meeting, you may vote by delivering your completed proxy card in person or you may vote by completing a ballot. Ballots will be available at the meeting.

You can change your vote and revoke your proxy at any time before the polls close at the meeting by doing any one of the following things:

•	signing another proxy card and either arranging for delivery of that proxy card by mail prior to the start of the meeting, or by delivering that signed proxy card in person at the meeting;

•	giving our Secretary a written notice before or at the meeting that you want to revoke your proxy; or

•	voting in person at the meeting.

Your attendance at the meeting alone will not revoke your proxy.

Note that if voting by Internet or telephone, you may change your vote and revoke your proxy up until 11:59 p.m. Eastern Time the day before the meeting by following the “Vote by Internet” or “Vote by Telephone” instructions, respectively, on the enclosed proxy card.

If the shares you own are held in “street name” by a bank, broker or other nominee record holder, which, for convenience, we collectively refer to in this proxy statement as brokerage firms, your brokerage firm, as the record holder of your shares, is required to vote your shares according to your instructions. In order to vote your shares, you will need to follow the directions your brokerage firm provides you. Many brokerage firms also offer the option of providing for voting over the Internet or by telephone, instructions for which, if available, would be provided by your brokerage firm on the vote instruction form that it delivers to you. Under the current rules of the New York Stock Exchange, or NYSE, if you do not give instructions to your brokerage firm, it will still be able to vote your shares with respect to certain “discretionary” items, but will not be allowed to vote your shares with respect to certain “non-discretionary” items. The ratification of Deloitte & Touche LLP as our independent registered public accounting firm (Proposal No. 2) is considered to be a discretionary item under the NYSE rules, and your brokerage firm will be able to vote on that item even if it does not receive instructions from you, so long as it holds your shares in its name. The election of directors (Proposal No. 1) and the approval of our executive pay program (Proposal No. 3) are both “non-discretionary” items. If you return an instruction card to your brokerage firm but do not instruct your brokerage firm on how to vote with respect to either Proposal No. 1 or No. 3, your brokerage firm will not vote with respect to the proposal(s) for which you did not give instructions, and your shares will be counted as “broker non-votes” with respect to those proposals. “Broker non-votes” are shares that are held in “street name” by a brokerage firm that indicates on its proxy that it does not have or did not exercise discretionary authority to vote on a particular matter.

If your shares are held in street name, you must bring an account statement or letter from your brokerage firm showing that you are the beneficial owner of the shares as of the record date (February 27, 2012) in order to be admitted to the meeting on April 24, 2012. To be able to vote your shares held in street name at the meeting, you will need to obtain a proxy card from the holder of record.

This proxy is solicited on behalf of our board of directors. We will bear the expenses connected with this proxy solicitation. We expect to pay brokers, nominees, fiduciaries, and other custodians their reasonable expenses for forwarding proxy materials and annual reports to principals and obtaining their voting instructions. We have engaged Georgeson Inc. of New York, New York to assist us in soliciting proxies from brokers, nominees, fiduciaries, and custodians, and will pay Georgeson $25,000 plus out-of-pocket expenses for its efforts. In addition to the use of the mails, our directors, officers, and employees may, without additional remuneration, solicit proxies in person or by use of other communications media.

We previously mailed to shareholders or are providing with this proxy statement our annual report to shareholders for 2011. The annual report is not part of, or incorporated by reference in, this proxy statement.

Important Notice Regarding the Availability of Proxy Materials for

the Annual Meeting of Stockholders to Be Held on April 24, 2012:

This proxy statement and the 2011 annual report to shareholders are available at

www.proxyvote.com for viewing, downloading and printing.

A copy of our Annual Report on Form 10-K for the fiscal year ended January 1, 2012 as filed with the Securities and Exchange Commission, except for exhibits, will be furnished without charge to any shareholder upon written or oral request to PerkinElmer, Inc., 940 Winter Street, Waltham, Massachusetts 02451, Attention: Investor Relations, Telephone: (800) 762-4000.

Householding of Annual Meeting Materials

Some brokerage firms may be participating in the practice of “householding” proxy statements, annual reports and notices of Internet availability of proxy materials. This means that only one copy of these documents may have been sent to multiple shareholders in your household. We will promptly deliver a separate copy of any of these documents to you if you request one by writing or calling as follows: PerkinElmer, Inc., 940 Winter Street, Waltham, Massachusetts 02451, Attention: Investor Relations, Telephone: (800) 762-4000. If you want to receive separate copies of our annual report and proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your brokerage firm, or you may contact us at the above address and phone number.

Proposals

The proposals being presented for shareholder action are set forth on your proxy card and are discussed in detail on the following pages. Shares that you have the power to vote that are represented by proxy will be voted at the meeting in accordance with your instructions indicated on the enclosed proxy card or submitted by Internet or telephone.

The first proposal is to elect eight directors for terms of one year each. You may vote for or against each nominee, or may abstain from voting on any nominee, by marking the appropriate box on the proxy card or submitting instruction by Internet or telephone. If you return a proxy card, or submit instructions by Internet or telephone, your shares will be voted as you indicate. If you sign and return your proxy card or submit instructions by Internet or telephone and make no indication concerning one or more of the nominees, your shares will be voted “FOR” electing those nominees for which you made no indication.

The second proposal is a proposal to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the current fiscal year ending December 30, 2012. You may vote for or against this proposal or abstain from voting on this proposal by marking the appropriate box on the proxy card or submitting instruction by Internet or telephone. If you return a proxy card or submit instructions by Internet or telephone, your shares will be voted as you indicate. If you sign and return your proxy card or submit instructions by Internet or telephone and make no indications concerning this proposal, your shares will be voted “FOR” the second proposal.

The third proposal is to approve, by non-binding advisory vote, our executive compensation. You may vote for or against this proposal or abstain from voting on this proposal by marking the appropriate box on the proxy card or submitting instruction by Internet or telephone. If you return a proxy card or submit instructions by Internet or telephone, your shares will be voted as you indicate. If you sign and return your proxy card or submit instructions by Internet or telephone and make no indication concerning this proposal, your shares will be voted “FOR” the third proposal.

Management does not anticipate a vote on any other proposal at the meeting. Under Massachusetts law, where we are incorporated, only matters included in the notice of the meeting may be brought before our shareholders at a meeting. If, however, another proposal is properly brought before the meeting, your shares will be voted in accordance with the discretion of the named proxies.

Votes Required

A majority in interest of all PerkinElmer common stock issued, outstanding and entitled to vote on each proposal being submitted for shareholder action at the meeting constitutes a quorum with respect to that proposal. Shares of common stock represented by executed proxies received by us will be counted for purposes of establishing a quorum, regardless of how or whether those shares are voted on the proposal. Therefore, abstentions and broker non-votes are counted for purposes of determining whether a quorum exists at the meeting for that proposal.

For a nominee to be elected as a director pursuant to Proposal No. 1, more votes must be cast for such nominee’s election than against such nominee’s election. For the ratification of our independent registered public accounting firm pursuant to Proposal No. 2, the majority of the votes cast on Proposal No. 2 must be cast for the ratification. For the approval, by non-binding vote, of our executive compensation program pursuant to Proposal No. 3, the majority of the votes cast on Proposal No. 3 must be cast in favor of the executive compensation program. Shares abstaining and broker non-votes, if any, will not be counted as votes for or against, and as a result will have no effect on voting on these proposals, other than for purposes of establishing a quorum.

Although the advisory vote on Proposal No. 3 is non-binding, as provided by law, our board values shareholders’ opinions and will take the results of the vote into account when considering any changes to our executive compensation program.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our charter and By-laws provide that the shareholders or the board of directors will determine the number of directors to serve on our board as not fewer than three nor more than thirteen. Our nominees for directors are each elected for a one-year term at the annual meeting of shareholders in accordance with our charter and By-laws. We currently have ten directors, all of whose terms expire at this meeting. Mr. Schmergel and Mr. Tod will not be standing for re-election to our board of directors at the 2012 annual meeting of shareholders.

Our board of directors, upon the recommendation of its nominating and corporate governance committee, has nominated the following persons for election as directors for one-year terms, each expiring at the annual meeting of shareholders to be held in 2013. All of the nominees are currently directors of PerkinElmer and except for Mr. Barrett, were elected by our shareholders at the 2011 annual meeting. On January 27, 2012, our board of directors elected Mr. Barrett to serve as a director, effective February 7, 2012.

Peter Barrett	James C. Mullen
Robert F. Friel	Vicki L. Sato, Ph.D
Nicholas A. Lopardo	Kenton J. Sicchitano
Alexis P. Michas	Patrick J. Sullivan

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR”

ELECTING EACH OF THE EIGHT NOMINEES NAMED ABOVE FOR TERMS OF ONE YEAR EACH.

The persons named as proxies on the proxy card will vote shares represented by a proxy for the election of the eight nominees for terms of one year each, unless the shareholder instructs otherwise on its proxy card. Our board of directors knows of no reason why any nominee should be unable or unwilling to serve. However, if that becomes the case, the persons named as proxies on the proxy card may vote to elect a substitute. In no event will shares represented by proxies be voted for more than eight nominees.

To apprise you of their qualifications to serve as directors, we include the following information concerning each of the director nominees. The qualifications presented include information each nominee has provided us regarding age, current positions held, principal occupation and business experience for the past five years, as well as the names of other publicly held companies of which the nominee currently serves as a director or has served as a director during the past five years. In addition to the information presented regarding each nominee’s specific experience, qualifications, attributes and skills that led the nominating and corporate governance committee to recommend that our board nominate these individuals, our board believes that all of the nominees have a reputation for honesty, integrity and adherence to high ethical standards. The nominating and corporate governance committee also believes that the nominees possess the willingness to engage management and each other in a positive and collaborative fashion, and are prepared to make the significant commitment of time and energy to serve on our board and its committees.

PETER BARRETT:    Age: 59; Principal Occupation: Partner, Atlas Venture, a venture capital fund based in Cambridge, Massachusetts; Director of PerkinElmer since February 2012.

Mr. Barrett joined Atlas Venture, an early stage life sciences venture capital fund, in 2002 and is a partner in the life sciences group. Previously, he was a co-founder, Executive Vice President and Chief Business Officer of Celera Genomics. Prior to that, Mr. Barrett held several senior management positions at The Perkin-Elmer Corporation, most recently serving as Vice President, Corporate Planning and Business Development. He currently serves as a director of Helicos BioSciences Corporation and SciClone Pharmaceuticals, Inc., as well as several privately held companies, and during the past five years has served as a director of Akela Pharma, Inc., Alnylam Pharmaceuticals, Inc. and Momenta Pharmaceuticals, Inc. Mr. Barrett is currently Vice Chairman of the Advisory Council of the Barrett Institute of Chemical and Biological Analysis at Northeastern University, as well as Adjunct Professor at the Barrett Institute. He also serves as President of the Autism Consortium, a non-profit institution. Mr. Barrett received his Bachelor of Science degree in chemistry from Lowell Technological Institute (now known as the University of Massachusetts, Lowell) and his Doctoral degree in analytical chemistry from Northeastern University.

Mr. Barrett has approximately twenty-five years experience in the life sciences industry, having served in leadership positions both as a senior executive and as an institutional investor. These roles have allowed him to develop expertise in the deployment of strategic growth initiatives within the industry. His service on the board of directors of other companies, both publicly traded and privately held, will also assist our board in the performance of its governance obligations.

ROBERT F. FRIEL:    Age 56; Principal Occupation: Chairman, Chief Executive Officer and President of PerkinElmer. Director of PerkinElmer since 2006. Member of the finance committee.

Mr. Friel currently serves as Chairman, Chief Executive Officer and President of PerkinElmer. Prior to being appointed President and Chief Executive Officer in February 2008 and Chairman in April 2009, he had served as President and Chief Operating Officer since August 2007, and as Vice Chairman and President of our Life and Analytical Sciences unit since January 2006. Mr. Friel was our Executive Vice President and Chief Financial Officer, with responsibility for business development and information technology in addition to his oversight of our finance functions, from October 2004 until January 2006. Mr. Friel joined PerkinElmer in February 1999 as our Senior Vice President and Chief Financial Officer. From 1980 to 1999, he held several senior management positions with AlliedSignal, Inc., now Honeywell International. Mr. Friel received a Bachelor of Arts degree in economics from Lafayette College and a Master of Science degree in taxation from Fairleigh Dickinson University. Mr. Friel is currently a director of CareFusion Corporation, and has served as a director of Fairchild Semiconductor Corp. and Millennium Pharmaceuticals, Inc. during the past five years. He also serves on the board of trustees for the March of Dimes Foundation.

Mr. Friel’s thirteen years of executive experience with PerkinElmer have allowed him to develop a broad knowledge of our operations and activities, which is essential in formulating appropriate business strategies. Mr. Friel has utilized that operational and leadership experience to play a key role in transforming PerkinElmer into a global technology leader. His current and past service on the boards of other public companies has provided him with additional insights about service as the Chairman of our board.

NICHOLAS A. LOPARDO:    Age 65; Principal Occupation: Chairman and Chief Executive Officer of Susquehanna Capital Management Group, an investment holding company based in Swampscott, Massachusetts. Director of PerkinElmer since 1996. Lead Director, chair of the finance committee and a member of the compensation and benefits and the nominating and corporate governance committees.

Mr. Lopardo has been Chairman and Chief Executive Officer of Susquehanna Capital Management Group, an investment holding company, since January 2002. Mr. Lopardo retired in December 2001 as Vice Chairman of State Street Bank and Trust Company and Chairman and Chief Executive Officer of State Street Global Advisors, the bank’s investment management group. Mr. Lopardo had been associated with State Street Bank and Trust Company since 1987, and previously held several executive level positions including Executive Vice President. Mr. Lopardo has over 38 years of experience in the pension industry, having served in a variety of roles with Equitable Life Assurance Society related to pension marketing, client relationships, and pension investment advisory services. Mr. Lopardo is a director of Myriad Entertainment and Resorts, Inc., and also serves as a director of several privately held companies. Since 1992, he has served as a member of the board of directors of Susquehanna University, holding the position of Chairman of that board in 2000 and 2001. He was also Chairman of the advisory board of the Weiss School of Business at Susquehanna University, and is Chairman of the board of the Landmark School, a premier secondary school for students with language-based learning disabilities. Mr. Lopardo is also a board member of the Boston Partners in Education and USA Hockey Foundation. Mr. Lopardo received a Bachelor of Science degree in marketing and management from Susquehanna University.

Mr. Lopardo has spent almost forty years working in positions of executive leadership within the financial services industry. His demonstrated acumen for business leadership on an international scale enables him to provide expert oversight of our senior management team in his role as Lead Director. Additionally, he utilizes the skill and experience that he has developed in corporate financial matters through his position as chair of the finance committee of our board.

ALEXIS P. MICHAS:    Age 54; Principal Occupation: Managing Partner of Juniper Investment Company, LLC, an investment management firm based in New York. Director of PerkinElmer since 2001. Member of the audit and finance committees.

Mr. Michas has been Managing Partner of Juniper Investment Company, LLC since he founded the firm in 2008 and also serves as a Principal of NCP Investments, LLC, an investment management firm affiliated with Juniper. Juniper is also a Principal of Aetolian Investors, LLC, a registered commodity pool operator. Mr. Michas has also been the Managing Partner and a director of Stonington Partners, Inc. since 1994. Prior to that, Mr. Michas was a partner of Merrill Lynch Capital Partners, Inc. (“MLCP”), a wholly owned subsidiary of Merrill Lynch & Co., Inc., from 1993 to 1994, and Senior Vice President of MLCP from 1989 to 1993. He served on the board of directors of MLCP from 1989 to 2001 and was a consultant to MLCP from 1994 to 2001. Mr. Michas was also a Managing Director of the Investment Banking Division of Merrill Lynch, Pierce, Fenner & Smith Incorporated from 1991 to 1994. Mr. Michas received a Bachelor of Arts degree from Harvard College and a Master of Business Administration degree from Harvard Business School. Mr. Michas is the lead director of BorgWarner Inc. and the Chairman of the board of Lincoln Educational Services Corporation. Mr. Michas served as a director of AirTran Airways, Inc. until its acquisition by Southwest Airlines in 2011. Mr. Michas is also a director of a family of funds managed by Atlantic Investment Management, Inc., an investment management firm. Mr. Michas is the Chairman of the board of trustees of Athens College in New York.

Mr. Michas, through his investment management background, is able to provide the board with valuable insight with respect to trends in global debt and equity markets, and the impact of such trends on the capital structure of the Company. We also benefit from the corporate governance knowledge developed by Mr. Michas in his board roles with other public companies, including acting as a lead director, a board chairman, and his service on a number of board committees. Mr. Michas’ qualifications also include his wide-ranging understanding of complex financial issues developed over twenty-seven years of private equity and transactional experience.

JAMES C. MULLEN:    Age 53; Principal Occupation: Chief Executive Officer of Patheon Inc., a global provider of contract development and manufacturing services to the pharmaceutical and biotechnology industries based in Toronto, Canada. Director of PerkinElmer since 2004. Chair of the nominating and corporate governance committee and a member of the compensation and benefits committee.

Mr. Mullen joined Patheon Inc. as Chief Executive Officer and member of the board in February 2011 after retiring from his position as President and Chief Executive Officer of Biogen Idec Inc. in 2010. Mr. Mullen joined Biogen, Inc. in 1989. He was named Chairman of the board of directors of Biogen in July 2002, after being named Chief Executive Officer in 2000. Mr. Mullen has also held the positions of President and Chief Operating Officer (1999-2000); Vice President, International (1996-1999); Vice President, Operations (1992-1998); and Director, Facilities and Engineering (1989-1992). In 2003, Mr. Mullen helped to lead the merger of Biogen, Inc. and IDEC Pharmaceuticals Corporation. He holds a Bachelor of Science degree in chemical engineering from Rensselaer Polytechnic Institute and a Master of Business Administration degree from Villanova University. In addition to serving on the board of Patheon Inc., he has served on the board of Biogen Idec Inc. during the past five years. Mr. Mullen currently serves as the non-executive chairman of Percivia, LLC, a joint venture between Crucell and DSM for the development of biosimilar molecules for pharmaceuticals. Mr. Mullen is also a member of the Biomedical Sciences Careers Program and a Trustee of The Rivers School.

Mr. Mullen has extensive experience as the chief executive officer of publicly traded companies in the biotechnology field. This experience, as well as his proven ability to lead complex technology enterprises acting on a global scale, makes him well suited for service on our board. His knowledge of the roles played by chief executive officers and board members in dealing with governance issues is also utilized through his position as chair of the nominating and corporate governance committee of our board.

VICKI L. SATO, Ph.D:    Age 63; Principal Occupation: Professor of Management Practice, Harvard Business School and Professor of the Practice, Department of Molecular and Cell Biology, Harvard University, Cambridge, Massachusetts. Advisor, Atlas Venture. Director of PerkinElmer since 2001. Member of the nominating and corporate governance committee.

Dr. Sato was appointed Professor of Management Practice at Harvard Business School and Professor of the Practice in the Department of Molecular and Cell Biology of Harvard University in 2006. Prior to that, she had been the President of Vertex Pharmaceuticals from 2000 until her retirement from that position in 2005, and had previously served eight years as Vertex’s Chief Scientific Officer and Chair of the scientific advisory board. Prior to joining Vertex in 1992, she was with Biogen, Inc. from 1984 to 1992, most recently as Vice President of Research and a member of the scientific advisory board. Since 1993, Dr. Sato has served on the board of tutors, Department of Molecular and Cell Biology at Harvard University. Dr. Sato is also a business advisor to Atlas Venture and other enterprises in the biotechnology and pharmaceutical industries. Dr. Sato serves as an overseer of the Isabella Stewart Gardner Museum. She is currently a director of Bristol-Myers Squibb Company and Galapagos NV, and has served as a director of Alnylam Pharmaceuticals, Inc. and Infinity Pharmaceuticals, Inc. during the past five years. She is the author of numerous professional publications and holds several issued or pending patents. Dr. Sato received her Bachelor, Master and Doctoral degrees from Harvard University.

Dr. Sato is an accomplished scientist with an extensive background advising and leading research teams in the life sciences industry. Her previous roles as chief scientific officer and vice president of research for multi-national companies provide her with valuable insight into our industry, and allow her to provide guidance as we develop our technology initiatives and collaborative efforts. Her service on the board of other public companies also helps to inform our board’s outlook on long-term strategic developments.

KENTON J. SICCHITANO:    Age 67; Principal Occupation: Retired Global Managing Partner, PricewaterhouseCoopers LLP, a public accounting firm. Director of PerkinElmer since 2001. Chair of the audit committee and a member of the compensation and benefits committee.

Mr. Sicchitano joined Price Waterhouse LLP, a predecessor firm of PricewaterhouseCoopers LLP, in 1970, and after becoming a partner in 1979, held various leadership positions within the firm until he retired in June 2001. Mr. Sicchitano is also a director of Analog Devices, Inc., MetLife, Inc. and its wholly owned subsidiary, Metropolitan Life Insurance Company. At various times from 1986 to 1995 he served as a director and/or officer of a number of not-for-profit organizations, including President of the Harvard Business School Association of Boston, Treasurer of the Harvard Club of Boston, member of the board of directors of the Harvard Alumni Association, member of the board of directors and Chair of the finance committee of New England Deaconess Hospital, and member of the board of directors of the New England Aquarium. Mr. Sicchitano holds a Bachelor of Arts degree from Harvard College, a Master of Business Administration degree from Harvard Business School, and is a certified public accountant.

Mr. Sicchitano’s depth of experience with accounting and financial reporting issues for global business enterprises enables him to provide expert guidance to our management in his role as chair of the audit committee of our board. He also brings to the board a longstanding familiarity with internal financial controls as applied to complex organizations. Mr. Sicchitano’s service as a director of other public companies, including as a chair of the audit committee of other public companies, brings additional valuable insight to our board.

PATRICK J. SULLIVAN:    Age 60; Principal Occupation: Retired Executive Chairman of Hologic, Inc., a women’s health diagnostic and medical device company. Director of PerkinElmer since 2008. Member of the audit and nominating and corporate governance committees.

Mr. Sullivan served as Executive Chairman and a director of Hologic from its merger with Cytyc Corporation in October 2007 until May 2008, having previously served Cytyc as Chief Executive Officer and a director since March 1994, Vice Chairman of the board of directors since January 2001, Chairman-elect since January 2002 and Chairman since May 2002. From March 1994 to January 2002, and from July 2002 to October 2007, Mr. Sullivan also served as President of Cytyc and from January 1991 to March 1994, as Vice President of Sales and Marketing of Cytyc. Prior to joining Cytyc, Mr. Sullivan was employed in several senior marketing positions for five years by Abbott Laboratories, a diversified healthcare company, and was a consultant with McKinsey & Company, an international management consulting firm. Mr. Sullivan serves as a member of the board of directors of Gen-Probe Incorporated. He holds a Bachelor of Science degree from the United States Naval Academy and a Master of Business Administration degree from Harvard Business School.

Mr. Sullivan provides the board with valuable insight and guidance through both his experience as the chief executive officer of a publicly traded company and his service on the boards of other publicly traded companies. He possesses broad expertise in strategic planning, business development and global marketing. Mr. Sullivan’s background in diagnostics and women’s health allows him to bring to our board a broad knowledge of these important issues and their potential future impact on the Company.

INFORMATION RELATING TO OUR BOARD OF DIRECTORS

AND ITS COMMITTEES

Determination of Independence

Our common stock is listed on the New York Stock Exchange. Under current NYSE rules, a director of PerkinElmer qualifies as “independent” only if our board of directors affirmatively determines that the director has no material relationship with PerkinElmer, either directly or as a partner, shareholder or officer of an organization that has a relationship with PerkinElmer. In evaluating potentially material relationships, our board considers commercial, industrial, banking, counseling, legal, accounting, charitable and familial relationships, among others. Our board of directors has determined that none of Messrs. Barrett, Lopardo, Michas, Mullen, Sicchitano or Sullivan, or Dr. Sato has a material relationship with PerkinElmer, and also that each of these directors is “independent” as determined under Section 303A.02(b) of the NYSE Listed Company Manual.

Director Candidates

Our shareholders may recommend director candidates for inclusion by the board of directors in the slate of nominees the board recommends to our shareholders for election. The qualifications of recommended candidates will be reviewed by the nominating and corporate governance committee. If the board determines to nominate a shareholder-recommended candidate and recommends his or her election as a director by the shareholders, the name will be included on our proxy card for the shareholders’ meeting at which his or her election is recommended.

Shareholders may recommend individuals for the nominating and corporate governance committee to consider as potential director candidates by submitting their names, together with appropriate biographical information and background materials, and a statement as to whether the shareholder or group of shareholders making the recommendation has beneficially owned more than 5% of our common stock for at least a year as of the date such recommendation is made. Materials should be mailed to the “PerkinElmer Nominating and Corporate Governance Committee” c/o Office of the General Counsel, PerkinElmer, Inc., 940 Winter Street, Waltham, Massachusetts 02451. The nominating and corporate governance committee will consider a proposed director candidate only if appropriate biographical information and background material is provided on a timely basis. The process followed by the nominating and corporate governance committee to identify and evaluate candidates may include requests to board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates, and interviews of selected candidates by members of the nominating and corporate governance committee and the board of directors. Assuming that appropriate biographical and background material is provided for candidates recommended by shareholders, the nominating and corporate governance committee will evaluate those candidates by following substantially the same process as outlined above, and applying substantially the same criteria, as for candidates submitted by board members.

Shareholders also have the right under our By-laws to nominate director candidates directly, without any action or recommendation on the part of the nominating and corporate governance committee or our board, by following the process for shareholder proposals for election of directors set forth in our By-laws and discussed in “Shareholder Proposals for 2013 Annual Meeting of Shareholders,” below. Candidates nominated by shareholders in accordance with these procedures will not be included in our proxy card for the shareholder meeting at which his or her nomination is recommended.

Criteria and Diversity

In considering whether to recommend any candidate for inclusion in the board of directors’ slate of recommended director nominees, including candidates recommended by shareholders, the nominating and corporate governance committee will apply the criteria set forth in PerkinElmer’s corporate governance guidelines and such other factors as the committee deems appropriate. These criteria include the candidate’s experience, skills, and independence. In evaluating a candidate’s experience and skills, the nominating and corporate governance committee may also consider qualities such as an understanding of technologies, marketing, finance, regulation and public policy, and international issues. In evaluating a candidate’s independence, the nominating and corporate governance committee will consider the applicable independence standards of the NYSE and the Securities and Exchange Commission. The nominating and corporate governance committee will evaluate each director candidate in the context of the perceived needs of the board and the best interests of PerkinElmer and its shareholders, and our corporate governance guidelines specify that the composition of the board should reflect diversity. Accordingly, the nominating and corporate governance committee seeks nominees with a broad range of experience, professions, skills and backgrounds. The nominating and corporate governance committee does not assign specific weights to particular criteria, and no particular criterion is necessarily applicable to all prospective nominees. We believe that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow our board to fulfill its responsibilities. Nominees are not discriminated against on the basis of race, religion, national origin, sexual orientation, disability or any other basis proscribed by law.

The nominating and corporate governance committee, as part of its annual assessment of board performance, reviews the diversity of experience, attributes and skills considered necessary for the optimal functioning of the board. The committee reviews the experience, attributes and skills currently represented on the board, as well as those areas where a change could improve the overall quality of our board and the ability of the board to perform its responsibilities. The committee then establishes those areas that could be the focus of a director search, if necessary. The effectiveness of the board’s diverse mix of experience, attributes and skills is reviewed as a component of the annual board self-assessment process.

Leadership Structure

Our board of directors selects a Chairman of the board by evaluating the criteria and using a process that the board considers to be in the best interests of the Company and its shareholders, pursuant to our corporate governance guidelines. Our board of directors does not have a fixed policy on whether the Chief Executive Officer and Chairman should be separate positions or whether the Chairman should be an employee or non-employee. Currently, Mr. Friel serves as our Chairman and Chief Executive Officer. Mr. Friel has in-depth knowledge of the issues and opportunities facing the company, allowing him to effectively develop agendas designed to focus the board’s time and attention on the most critical matters, while also leading the discussion of those matters and ultimately the execution of the resulting strategic initiatives. The combined role promotes decisive leadership and clear accountability. Our corporate governance guidelines require that if the Chief Executive Officer is also Chairman, then there should be a Lead Director elected annually by the board from the independent directors. The chair of the nominating and corporate governance committee leads an annual process for electing a Lead Director. Mr. Lopardo currently serves as our Lead Director. The primary responsibilities of the Lead Director include communication with the Chief Executive Officer, initiating and chairing meetings of the independent directors, and counseling the Chief Executive Officer and directors as needed. Our board holds executive sessions of the independent directors preceding or following each regularly scheduled board meeting. We believe the current leadership structure, which combines Mr. Friel’s thirteen years of executive experience with the Company in a variety of key leadership roles with Mr. Lopardo’s demonstrated acumen for business leadership, allows the Chairman and Chief Executive Officer to set the overall direction of the Company and provide day-to-day leadership, while having the benefit of the Lead Director’s counsel and corporate governance experience.

Communications from Shareholders and Other Interested Parties

Our board of directors will give appropriate attention to written communications on issues that are submitted by shareholders and other interested parties, and will respond if and as appropriate.

Shareholders and other interested parties who wish to communicate with our entire board may do so by writing to Robert F. Friel, Chairman, PerkinElmer, Inc., 940 Winter Street, Waltham, Massachusetts 02451. Shareholders and other interested parties who wish to communicate with our non-management directors should address such communications to Nicholas A. Lopardo, Lead Director, c/o Office of the General Counsel, PerkinElmer, Inc., 940 Winter Street, Waltham, Massachusetts 02451. Communications will be forwarded to other directors if they relate to substantive matters that the Chairman or the Lead Director, as the case may be, in consultation with our General Counsel, considers appropriate for attention by the other directors. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances or matters as to which we tend to receive repetitive or duplicative communications.

Board of Directors Role in Risk Oversight

Our board of directors has an active role in overseeing risks that could affect the Company, including operational, financial, legal and regulatory, and strategic and reputational risks. This oversight is conducted primarily through the audit committee, which has been assigned responsibility for enterprise risk management and reports regularly to our board on such matters. Senior management carries out the functional performance of enterprise risk management activities, with access to external service providers as needed. This process includes periodic reporting by management to the audit committee in order to systematically identify, analyze, prioritize and document potential business risks, their potential impact on the Company’s performance, and the Company’s ability to detect, manage, control and prevent these risks. When the audit committee receives a report from senior management, the chair of the audit committee reports on the discussion to the full board during the next board meeting. This enables the board and its committees to coordinate the overall risk oversight role, particularly with respect to risk areas that may potentially impact more than one committee of the board of directors.

In addition to the role our audit committee plays in overseeing enterprise risk management activities, our compensation and benefits committee monitors the design and implementation of our compensation programs to ensure that they include the elements needed to motivate employees to take a long-term view of the business and to avoid encouraging unnecessary risk taking. Based on a functional review of our compensation policies and practices as performed by senior management in consultation with our compensation and benefits committee, we do not believe that any risks arising from our employee compensation programs are likely to have a material adverse effect on the Company.

Board of Directors Meetings and Committees

Our board of directors has responsibility for establishing broad corporate policies and reviewing our overall performance rather than day-to-day operations. The board’s primary responsibility is to oversee the management of the Company and, in so doing, serve the best interests of our Company and its shareholders. The board selects, evaluates and provides for the succession of our executive officers. It reviews and approves corporate objectives and strategies, and evaluates significant policies and proposed major commitments of corporate resources. It participates in decisions that have a potential major economic impact on PerkinElmer. Management keeps the directors informed of Company activity through regular written reports and presentations at board and committee meetings.

Our board of directors met twelve times in fiscal 2011. During fiscal 2011, each director attended 75% or more of the total combined number of meetings of the board and the committees of which such director was a member. We expect, barring extenuating circumstances, that the members of the board of directors will attend our annual meeting of shareholders. In 2011, all but one of our directors attended our annual meeting of shareholders.

Mr. Friel is the only director who is also an employee of PerkinElmer. He does not participate in the portions of any meetings at which his compensation is determined.

Our board’s standing committees are audit, finance, nominating and corporate governance, and compensation and benefits. Each committee has a charter that has been approved by the board. Each committee must review the appropriateness of its charter and perform a self-evaluation at least annually. You can access our committee charters, corporate governance guidelines, and standards of business conduct under “Business Practices” in the “Corporate Citizenship” section of the “About Us” tab of our website, www.perkinelmer.com, or you may request a copy by writing to PerkinElmer, Inc., 940 Winter Street, Waltham, Massachusetts 02451, Attention: Investor Relations.

Audit Committee

Our audit committee assists the board of directors in overseeing the integrity of our financial statements, our compliance with legal and regulatory requirements, our independent registered public accounting firm’s qualifications and independence, risk assessment and the performance of our internal audit function and our independent registered public accounting firm. The current members of our audit committee are Messrs. Sicchitano (Chair), Michas, Sullivan and Tod. Our board of directors has determined that Mr. Sicchitano qualifies as an “audit committee financial expert” as defined by applicable rules of the Securities and Exchange Commission. Each of Messrs. Sicchitano, Michas, Sullivan and Tod is an “independent director” under the rules of the NYSE governing the qualifications of the members of audit committees, including the additional independence requirements of Rule 10A-3 for audit committees under the Securities Exchange Act of 1934, which we refer to in this proxy statement as the Exchange Act. In addition, our board has determined that each member of the audit committee is financially literate and that Mr. Sicchitano has accounting and/or related financial management expertise as required under the rules of the NYSE. None of Messrs. Sicchitano, Michas, Sullivan or Tod serves on the audit committees of more than two other public companies. The audit committee held nine meetings during fiscal 2011.

Finance Committee

Our finance committee considers and approves the specific terms of debt and equity securities to be issued by PerkinElmer, and indebtedness and off-balance sheet transactions to be entered into by PerkinElmer. The finance committee also considers and approves transactions affecting our capital structure. The current members of our finance committee are Messrs. Lopardo (Chair), Friel, Michas and Tod. The board of directors has determined that each of Messrs. Lopardo, Michas and Tod is independent as defined under the rules of the NYSE. Mr. Friel is our Chairman and Chief Executive Officer. Our finance committee held three meetings during fiscal 2011.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee identifies qualified director candidates, recommends to the board of directors the persons to be nominated by the board as directors at the annual meeting of shareholders, reviews and recommends changes to our corporate governance principles, and oversees the evaluation of the board. Our nominating and corporate governance committee also adopted and oversees our related party transactions policy. The current members of the nominating and corporate governance committee are Messrs. Mullen (Chair), Lopardo and Sullivan, and Dr. Sato. The board has determined that each of Messrs. Mullen, Lopardo and Sullivan and Dr. Sato is independent as defined under the rules of the NYSE. The nominating and corporate governance committee has the authority under its charter to retain, review fees for, and terminate advisors and consultants as it deems necessary to assist in the fulfillment of its responsibilities. For information relating to nominations of directors by our shareholders, see “Director Candidates” above. For information concerning our related party transactions policy, see “Certain Relationships and Policies on Related Party Transactions” below. Our nominating and corporate governance committee met four times during fiscal 2011.

Compensation and Benefits Committee

Our compensation and benefits committee discharges the responsibilities of our board relating to the compensation and benefits of our Chief Executive Officer and our other executive officers, and reviews and makes recommendations to the nominating and corporate governance committee regarding director compensation. The compensation and benefits committee also oversees the performance evaluation of our Chief Executive Officer by our board. In addition, the compensation and benefits committee grants equity (stock options, restricted shares and other stock incentives) to our officers and administers our incentive compensation and executive benefit plans. The compensation and benefits committee also reviews and approves recommendations from our management-run administrative committee concerning terminations of broad-based, non-executive benefit plans, as well as material design changes to those plans that would result in significant cost increase to the Company.

The current members of the compensation and benefits committee are Messrs. Schmergel (Chair), Lopardo, Mullen and Sicchitano. Our board has determined that each of Messrs. Schmergel, Lopardo, Mullen and Sicchitano is independent as defined under the rules of the New York Stock Exchange, or NYSE. Our compensation and benefits committee held five meetings during fiscal 2011.

The compensation and benefits committee has the authority under its charter to directly retain, review fees for, and terminate advisors and consultants as it deems necessary to assist in the fulfillment of its responsibilities. The committee has retained Mercer, a wholly-owned subsidiary of Marsh & McLennan Companies, Inc., also referred to as Marsh, as its consultant to assist the committee with its responsibilities related to our executive and board compensation programs. Mercer provides data and analyses that serve as the basis for setting executive officer and director compensation levels, and advises the committee on compensation decisions. Mercer also advises the committee on the structure of executive officer and director compensation programs, including the design of incentive plans, the forms and mix of compensation, regulatory requirements and other topics relevant to executive and board compensation. Mercer’s fees for executive and director compensation consulting to the committee in fiscal year 2011 were $107,234. In order to maintain objectivity, Mercer does not provide other compensation consulting services to PerkinElmer without the prior approval of the Chair of the compensation and benefits committee.

During the 2011 fiscal year, Mercer and its Marsh affiliates were retained by our management to provide services unrelated to executive compensation, including liability insurance brokerage services, employee benefits brokerage and consulting services, and access to published surveys. The aggregate fees paid for those other services in fiscal 2011 were $109,246. The compensation and benefits committee did not review or approve the other services provided to the Company by Mercer and its affiliates, as those services were not related to executive compensation matters and were approved by management in the normal course of business. Based on policies and procedures implemented by the committee and by Mercer to ensure the objectivity of Mercer’s individual executive compensation consultant, the committee believes that the consulting advice it receives from Mercer is objective and not influenced by Mercer’s or its affiliates’ other relationships with the Company. These policies and procedures include:

•	The consultant receives no incentive or other compensation based on the fees charged to the Company for other services provided by Mercer or any of its affiliates;

•	The consultant is not responsible for selling other Mercer or affiliate services to the Company;

•

Mercer’s professional standards prohibit the individual consultant from considering any other relationships Mercer or any of its affiliates may have with the Company in rendering his or her advice and recommendations;

•	The committee evaluates the quality and objectivity of the services provided by the consultant each year; and

•	The protocols for the engagement (described below) limit how the consultant may interact with management.

In advising the committee, it is necessary for the consultant to interact with management to gather information, but the committee has adopted protocols governing if and when the consultant’s advice and recommendations to the committee can be shared with management. The committee also determines the appropriate forum for receiving consultant recommendations. Where appropriate, the committee invites management to provide context for the recommendations. In other cases, the committee receives the consultant’s recommendations in executive session where management is not present. The committee also engages directly with the consultant between meetings, as deemed necessary by the committee. This approach further protects the committee’s ability to receive objective advice from the consultant and establishes a forum for independent decisions about executive pay.

The agenda for meetings of the compensation and benefits committee is proposed by the Chair of the committee with assistance from our Senior Vice President, Human Resources. Agenda topics are also proposed by committee members. At the invitation of the Chair of the committee, compensation and benefits committee meetings held in fiscal 2011 were regularly attended by our Chief Executive Officer, our Senior Vice President,

Human Resources, our Senior Vice President and General Counsel, as well as the Mercer consultant. Prior to becoming a member of the compensation and benefits committee in April 2011 and in his capacity as Lead Director, Mr. Lopardo also regularly attended compensation and benefits committee meetings held in 2011. For part of each meeting, the committee meets in executive session without the Chief Executive Officer and other members of management present. The Mercer consultant attends executive session as requested by the committee. The committee’s Chair regularly reports the committee’s recommendations and decisions on executive compensation to our board. Our Chief Executive Officer and other executive officers may be authorized by the committee to fulfill certain administrative duties regarding compensation and benefit programs.

Compensation Committee Interlocks and Insider Participation

For the fiscal year ended January 1, 2012, the members of the compensation and benefits committee were Messrs. Schmergel (Chair), Lopardo, Mullen, Sicchitano and Tod. Mr. Lopardo joined the compensation and benefits committee, and Mr. Tod left the committee, on April 26, 2011, which was the date of our 2011 annual meeting of shareholders.

None of our executive officers has served as a director or member of the compensation committee of any other entity while any executive officer of that entity served as a director or member of our compensation and benefits committee.

Report of the Audit Committee

The audit committee has:

•	Reviewed and discussed with management our audited financial statements as of and for the fiscal year ended January 1, 2012;

•

Discussed with Deloitte & Touche LLP, our independent registered public accounting firm, the matters required to be discussed by Public Company Accounting Oversight Board, or PCAOB, AU 380, Communication with Audit Committees;

•	Discussed with Deloitte & Touche LLP the matters required to be reviewed pursuant to Rule 207 of Regulation S-X;

•

Received and reviewed the written disclosures and the letter from Deloitte & Touche LLP pursuant to applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the audit committee concerning the independent registered public accounting firm’s independence and has discussed with the independent accountant the independent accountant’s independence; and

•

Based on the review and discussions referred to above, recommended to the board of directors that the audited financial statements referred to above be included in our annual report on Form 10-K for the fiscal year ended January 1, 2012 for filing with the Securities and Exchange Commission.

The audit committee is pleased to submit this report to the shareholders.

By the audit committee of the board of directors:

Kenton J. Sicchitano, Chair

Alexis P. Michas

Patrick J. Sullivan

G. Robert Tod

Independent Registered Public Accounting Firm Fees and Other Matters

The following table presents the aggregate fees billed for services rendered by Deloitte & Touche LLP, the member firms of Deloitte & Touche Tohmatsu and their respective affiliates, in the identified categories for the 2011 fiscal year and the 2010 fiscal year:

	Fiscal 2011	Fiscal 2010
Audit Fees	$3,735,000	$3,576,000
Audit-Related Fees	731,000	597,000
Tax Fees	1,440,000	1,614,000
All Other Fees	5,000	5,000

Total Fees	$5,911,000	$5,792,00

Audit Fees

These are fees related to professional services rendered in connection with the audit of our annual financial statements, the reviews of the interim financial statements included in each of our quarterly reports on Form 10-Q, and other professional services provided by our independent registered public accounting firm in connection with statutory or regulatory filings or engagements.

Audit-Related Fees

These are fees for assurance and related services that are reasonably related to performance of the audit and review of our financial statements, and which are not reported under “Audit Fees.” These services consisted primarily of audits of employee benefit plans, audit procedures performed related to acquisitions, consultations regarding accounting and financial reporting, and attestation services for such matters as required for consents related to registration statements and other filings with the Securities and Exchange Commission.

Tax Fees

These are fees billed for professional services for tax compliance, tax advice and tax planning services. Tax compliance services which relate to preparation of original and amended non-US corporate income tax returns (fees for which amounted to $660,000 in fiscal 2011 and $678,000 in fiscal 2010) and expatriate tax return preparation and assistance (fees for which amounted to $142,000 in fiscal 2011 and $141,000 in fiscal 2010) accounted for $802,000 of the total tax fees paid for fiscal 2011 and $819,000 of the total tax fees paid for fiscal 2010. Tax advice and planning services, including consultations on foreign transactions, assistance with tax audits and appeals, tax advice related to reorganizations, mergers and acquisitions, employee benefit plans and requests for rulings or technical advice from taxing authorities, amounted to $638,000 in fiscal 2011 and $795,000 in fiscal 2010.

All Other Fees

Fees paid or incurred in fiscal 2011 and in fiscal 2010 for other services amounted to $5,000 in each fiscal year.

Audit Committee’s Pre-approval Policy and Procedures

The audit committee of our board of directors has adopted policies and procedures for the pre-approval of audit and non-audit services for the purpose of maintaining the independence of our independent registered public accounting firm. We may not engage our independent registered public accounting firm to render any audit or non-audit service unless either the service is approved in advance by the audit committee, or the engagement to render the service is entered into pursuant to the audit committee’s pre-approval policies and procedures. On an annual basis, the audit committee may pre-approve services that are expected to be provided to PerkinElmer by the independent registered public accounting firm during the following 12 months. At the time such pre-approval is granted, the audit committee must (1) identify the particular pre-approved services in a sufficient level of detail so that our management will not be called upon to make a judgment as to whether a proposed service fits within the pre-approved services and (2) establish a monetary limit with respect to each particular pre-approved service, which limit may not be exceeded without obtaining further pre-approval under the policy.

Management periodically provides the audit committee updates of proposed services for pre-approval. Any additional services which fall outside the scope of the annual service review process require advance approval by the audit committee. The audit committee may delegate to one or more designated members of the committee the authority to grant pre-approvals of permitted services, or classes of permitted services, to be provided by the independent registered public accounting firm. The decisions of a designated member to pre-approve a permitted service are reported to the audit committee at its next regularly scheduled meeting. While controls have been established to identify all services rendered by the independent registered public accounting firm, the audit committee recognizes that there may be some “de minimis” services provided that, while considered permitted services, may not be identified as non-audit services or reported immediately because of their “de minimis” nature. Such services may be approved prior to the completion of the audit by either the audit committee, or a designated member of the audit committee.

Certain Relationships and Policies On Related Party Transactions

The nominating and corporate governance committee of our board of directors has adopted written policies and procedures for the review of any transaction, arrangement or relationship in which PerkinElmer was or is to be a participant, and in which one of our executive officers, directors, director nominees or 5% stockholders (or their immediate family members), or any entity in which persons listed above, either individually or in the aggregate, have a greater than 10% ownership interest, each of whom we refer to as a “related party,” has or will have a direct or indirect material interest, as determined by the committee. We refer to these transactions as “related party transactions.”

The policy calls for any proposed related party transaction to be reviewed and, if deemed appropriate, approved by our nominating and corporate governance committee. Whenever practicable, the review and approval will occur prior to entry into the transaction. If advance approval is not practicable, the committee will review, and, in its discretion, may approve the related party transaction. The policy also permits the chair of the committee to review and, if deemed appropriate, approve proposed related party transactions that arise between committee meetings, in which case the chair will report such transactions to the committee at its next meeting. Any related party transactions that are ongoing in nature will be reviewed annually. The committee will review and consider such information regarding the related party transaction as it deems appropriate under the circumstances.

The committee has determined that certain types of transactions, such as those excluded by the instructions to the Securities and Exchange Commission’s related person transaction disclosure rule, do not create a material direct or indirect interest on behalf of related parties and, therefore, are not related party transactions for purposes of this policy.

The committee may approve a related party transaction only if the committee determines that, under all of the circumstances, the transaction is in the best interest of PerkinElmer and its shareholders.

DIRECTOR COMPENSATION

Directors who are employees of PerkinElmer receive no additional compensation for their services as directors. Our compensation and benefits committee periodically reviews our non-employee director compensation policies with the assistance of Mercer, and makes recommendations to our nominating and corporate governance committee for that committee’s proposal to our board. Mercer provides data on director compensation programs at a number of companies identified by the committee and Mercer as industry peers.

Our director compensation program is designed to provide a competitive level of compensation and enable PerkinElmer to attract and retain highly-qualified board members. Annual compensation for our non-employee directors consists of a cash retainer and equity compensation comprising stock and stock option grants. Each of these components for 2011 is shown in the following table and explained further below.

2011 Director Compensation

Name (1)	Fees Earned or Paid in Cash ($)	Stock Awards ($) (2)	Option Awards ($) (2)(3)	Total ($)
Nicholas A. Lopardo	$102,500	$100,012	$54,978	$257,490
Alexis P. Michas	$77,500	$100,012	$54,978	$232,490
James C. Mullen	$85,000	$100,012	$54,978	$239,990
Dr. Vicki L. Sato	$77,500	$100,012	$54,978	$232,490
Gabriel Schmergel	$85,000	$100,012	$54,978	$239,990
Kenton J. Sicchitano	$102,500	$100,012	$54,978	$257,490
Patrick J. Sullivan	$77,500	$100,012	$54,978	$232,490
G. Robert Tod	$77,500	$100,012	$54,978	$232,490

NOTES

(1)	Robert F. Friel, who serves on our board, was compensated as an executive officer of the Company and did not receive any additional compensation in association with his role as a director in fiscal 2011. His compensation is reported in the Summary Compensation Table, below.

(2)	The grant date fair value of the annual stock option grant to each non-employee director in 2011 was $54,978. The grant date fair value of the annual share grant to each non-employee director in 2011 was $100,012 and these shares were not subject to restriction or vesting. Ignoring the impact of the forfeiture rate with respect to option awards, these amounts represent the aggregate grant date fair value of awards of options and shares granted to each listed director in fiscal 2011. For a more detailed description of the assumptions used for purposes of determining grant date fair value, see Note 18 to the consolidated financial statements in our annual report on Form 10-K for the fiscal year ended January 1, 2012.

(3)	Total outstanding stock options held by our non-employee directors as of January 1, 2012 were as follows: Mr. Tod: 61,670; Mr. Sicchitano: 61,670; Mr. Lopardo: 61,670; Mr. Michas: 61,670; Mr. Mullen: 61,670; Dr. Sato: 61,670; Mr. Schmergel: 61,670; and Mr. Sullivan: 46,414. Our non-employee directors receive annual share grants which are not subject to restriction and therefore held no shares of restricted stock as of January 1, 2012. Each of our non-employee directors holds shares of our common stock in amounts which satisfy our director stock ownership guidelines as described under “Director Stock Ownership Guidelines”, below. PerkinElmer common stock held by each of our non-employee directors as of February 15, 2012 is reported under “Beneficial Ownership of Common Stock”, below.

Annual Cash Retainer

During fiscal 2011, each of our non-employee directors was paid an annual cash retainer in four quarterly installments. Effective on the date of our 2011 annual meeting of shareholders, our board increased the annual cash retainer paid to each of our non-employee directors from $70,000 to $80,000.

Our Lead Director and audit committee Chair are each paid an additional annual retainer of $25,000. Effective on the date of our 2011 annual meeting of shareholders, our board approved additional annual retainers of $10,000 for both the compensation and benefits committee Chair and the nominating and corporate governance committee Chair. The additional annual retainers paid to our Lead Director and audit committee Chair were not changed. The additional cash retainers paid to our Lead Director and committee Chairs are in recognition of the responsibilities carried by these roles.

The board approved changes to the annual cash retainer based on an analysis of non-employee director compensation at a group of companies that we view as peers, and following the recommendation of our nominating and corporate governance committee. The changes were approved on October 27, 2010 and became effective on April 26, 2011, which was the date of our 2011 annual meeting of shareholders. The changes are intended to enable us to continue to attract and retain highly-qualified board members. The peer companies included in the analysis were the same group used for the evaluation of our executive compensation for fiscal 2010. Please refer to the “Compensation Discussion and Analysis — External Market Practices” for more information about the peer group.

The cash retainer is prorated for non-employee directors who serve for only a portion of the year. The retainer is also prorated for any director who attends fewer than 75% of the aggregate of the meetings of our board and the meetings of committees on which the director is a member. All of our directors fulfilled the meeting requirement in fiscal 2011.

Equity Compensation

Stock Options:    All non-employee directors receive an annual stock option grant which has a fair market value of $55,000 on the date the award was granted. The grant value is divided by the Black-Scholes value of the option on the date of grant to determine the number of shares to be granted under the option. In 2011, each non-employee director was awarded an option to purchase 6,628 shares of our common stock at a per share exercise price of $28.225. In accordance with our usual practices, we granted these stock options on May 10, 2011, which was the first day of the open trading window following our first quarter earnings release. New non-employee directors receive an initial stock option grant of 10,000 shares of our common stock. Stock options granted to non-employee directors since 2005 vest in three equal annual installments beginning one year from the grant date, and may be exercised for seven years from the grant date. All options granted to non-employee directors have an exercise price equal to the fair market value of our stock on the date of grant and become exercisable in full upon a change in control. Directors who leave our board have three months after their departure to exercise their vested options, after which the options are cancelled, unless the departure is due to death or disability, in which case the options may be exercised for up to one year, or retirement from our board, in which case options may be exercised for three years after their departure. Directors qualify for retirement for purposes of our stock option awards after attaining both age 55 and ten years of service to the Company as a director.

Stock Awards:    Non-employee directors receive an annual award of our common stock with a fair market value of $100,000. The number of shares granted is determined by dividing the grant value by the fair market value of our stock on the date of grant. The granted shares are not subject to restrictions or vesting. The stock award is prorated for non-employee directors who serve for only a portion of the year. In 2011, each non-employee director was awarded 3,544 shares. In accordance with our usual practice, we granted these awards on May 10, 2011, which was the first day of the open trading window following our first quarter earnings release.

Deferred Compensation Plan

Non-employee directors have previously been provided with the opportunity to defer receipt of all or a portion of their cash retainer or stock awards into our 2008 Deferred Compensation Plan. In December 2010, the compensation and benefits committee amended this plan to eliminate new deferral elections from participants, including deferrals of director cash retainer or stock awards, for plan years beginning January 1, 2011 or later. None of the non-employee directors had an active election to defer compensation during fiscal 2011 and due to the plan amendment, no new deferral elections will be accepted. For more information about our deferred compensation program, see “Executive Compensation — Non-Qualified Deferred Compensation Plan” in the “Compensation Discussion and Analysis” below.

Business Travel Accident Insurance

Non-employee directors are provided with $250,000 of death benefit coverage under PerkinElmer’s business travel accident insurance policy which provides coverage while traveling on PerkinElmer business.

Director Stock Ownership Guidelines

Within five years of election to our board, we expect each non-employee director to own PerkinElmer stock with a fair market value equal to at least five times the annual cash retainer. For fiscal 2011, this value was equal to $350,000 until April 26, 2011 when the value increased to $400,000 due to the increase in the annual cash retainer. Shares held in the deferred compensation plan are counted as owned. As of February 15, 2012, all of our directors were in compliance with our stock ownership guidelines. See “Beneficial Ownership of Common Stock”, below, for the beneficial stock ownership of our directors.

Changes to Director Compensation

Our compensation and benefits committee periodically reviews and makes recommendations to the nominating and corporate governance committee regarding director compensation and director compensation guidelines. Our director compensation, including annual retainers and stock and option awards, is therefore subject to adjustment.

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table shows the number of shares of our common stock beneficially owned on February 15, 2012 by (1) each of the directors and nominees for director individually, (2) each of the executive officers named in the Summary Compensation Table below, (3) any person known to us to own beneficially more than five percent of our outstanding common stock and (4) all executive officers, directors, and nominees for director as a group. The beneficial ownership set forth below includes any shares that the person has the right to acquire within 60 days after February 15, 2012 through the exercise or conversion of any stock option or other right.

Name (1)	Stock	Stock-Based Holdings (2)	Acquirable Within 60 Days (3)	Total Shares Beneficially Owned (4)	Percent of Class
BlackRock, Inc. (5)	8,169,473	—	—	8,169,473	7.2%
Janus Capital Management LLC (6)	6,203,406	—	—	6,203,406	5.5%
Shapiro Capital Management LLC (7)	6,680,502	—	—	6,680,502	5.9%
The Vangard Group, Inc. (8)	6,754,335	—	—	6,754,335	6.0%

Peter Barrett	955	—	—	955	*
Robert F. Friel	560,114	—	1,218,259	1,778,373	1.6%
Joel S. Goldberg	43,459	—	109,924	153,383	*
John R. Letcher	29,533	1,731	78,642	109,906	*
Nicholas A. Lopardo	30,092	34,926	45,307	110,325	*
Daniel R. Marshak	39,594	—	108,821	148,415	*
Alexis P. Michas	93,036	9,666	45,307	148,009	*
James C. Mullen	36,335	—	45,307	81,642	*
Vicki L. Sato	38,527	—	39,442	77,969	*
Gabriel Schmergel	48,012	—	39,442	87,454	*
Kenton J. Sicchitano	37,617	—	39,442	77,059	*
Patrick J. Sullivan	18,078	—	30,051	48,129	*
G. Robert Tod	42,824	—	39,442	82,266	*
Frank A. Wilson	41,025	118	65,425	106,568	*
All executive officers, directors, and nominees for director of the Company as a group, 18 in number	1,128,782	46,923	2,053,063	3,228,768	2.9%

NOTES

*	Less than 1%

(1)	Except to the extent noted below, each individual or entity has sole voting and investment power over the shares of common stock identified in the table as beneficially owned by the individual, other than shares accrued under our deferred compensation plan that may not be sold until distributed from the plan and shares of restricted stock which may not be sold until they have fully vested.

(2)	This column represents indirect holdings of PerkinElmer’s common stock, including, for example, investments in the PerkinElmer stock fund selected by the employee in our retirement savings plan and shares that are accrued under deferred compensation arrangements and are payable 100% in common stock at the time of distribution. This column also includes shares held by spouses, minor children and trusts.

(3)	Represents shares of common stock that may be acquired within 60 days after February 15, 2012 upon the exercise of outstanding stock options and the vesting of restricted stock units.

(4)	Represents the sum of the shares set forth for the individual in each of the “Stock,” “Stock-Based Holdings” and “Acquirable Within 60 Days” columns.

(5)

Based on information set forth in a Schedule 13G filed with the Securities and Exchange Commission on February 10, 2012 by BlackRock, Inc., reporting sole power to vote or direct the vote over, and sole power to dispose or direct the disposition of 8,169,473 shares. The address of BlackRock, Inc. is 40 East 52nd Street, New York, New York 10022.

(6)	Based on information set forth in a Schedule 13G filed with the Securities and Exchange Commission on February 14, 2012 by Janus Capital Management LLC, reporting shared power to vote or direct the vote over, and shared power to dispose or direct the disposition of 6,203,406 shares. The address of Janus Capital Management LLC is 151 Detroit Street, Denver, Colorado 80206.

(7)	Based on information set forth in a Schedule 13G filed with the Securities and Exchange Commission on February 3, 2012 by Shapiro Capital Management LLC, reporting sole power to vote or direct the vote over 5,803,819 shares, shared power to vote or direct the vote over 876,683 shares, and sole power to dispose or direct the disposition of 6,680,502 shares. The address of Shapiro Capital Management LLC is 3060 Peachtree Road, Suite 1555 N.W., Atlanta, Georgia 30305.

(8)	Based on information set forth in a Schedule 13G filed with the Securities and Exchange Commission on February 9, 2012 by The Vanguard Group, Inc. reporting sole power to vote or direct the vote over 156,816 shares, sole power to dispose or direct the disposition of 6,597,519 shares, and shared power to dispose or direct the disposition of 156,816 shares. The address of The Vanguard Group, Inc. is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

We operate in a scientific, fast-paced, ever-evolving industry in which there is a high level of competition for market share and limited talent. The goals of our executive compensation program are to attract, retain and motivate talented executives to enable the Company to be successful in a highly competitive environment. The structure of our executive compensation program supports our business strategy by driving top-line results while remaining focused on cash flow performance and increased operating productivity, and creating sustainable market positions for our products, technology and services. We believe this enhances the value of our shareholders’ investment and, over time, will generate sustainable shareholder value through stock price appreciation and dividends.

Our executive compensation program is a robust, highly performance-driven program intended to generate both long-term sustainable shareholder value and near-term focus on financial performance, operational excellence, quality and innovation. We accomplish this through two primary incentive vehicles in addition to base pay. First, to address short-term performance, we have an annual cash incentive plan that we call our Performance Incentive Plan, or PIP, which we also refer to as our short-term incentive program. PIP payments are made based on achievement against pre-defined financial targets, which for fiscal 2011 were adjusted cash flow generation, or cash flow, and adjusted earnings per share, or EPS. The PIP operates on two six-month performance periods each year. Second, our executive officers participate in our Long-Term Incentive Program, or LTIP. The LTIP is structured with overlapping three-year performance cycles and includes three diverse pay vehicles: restricted stock, performance units (a cash plan which ties vesting and payment to the achievement of financial goals) and stock options. The three-year performance goals in LTIP are aligned with our strategic planning process and are designed to keep our executives focused on making and executing decisions that create lasting shareholder value.

Executive Summary

In order to provide context for the full description of our executive compensation programs that follows, we highlight below several financial and strategic achievements that impacted our executive compensation program for 2011 and future periods.

We achieved strong financial results in fiscal 2011 as summarized in the following table.

	Fiscal 2011	Fiscal 2010	Change
Revenue ($M)	$1,921	$1,704	+13%
Adjusted Operating Margin	15.4%	13.9%	+150 basis points
EPS	$1.83	$1.36	+35%
Cash Flow ($M)	$243	$196	+24%

Vesting and payment under our executive incentive plans is based on achievement against a combination of pre-determined revenue, profitability and cash flow goals. Fiscal 2011 performance relative to our PIP goals, which were EPS and cash flow, exceeded plan goals and resulted in above-target PIP payments to our named executive officers as described further under “Short Term Incentive Program” below.

Fiscal 2011 performance relative to our LTIP performance goals, which were organic revenue growth and adjusted operating margin expansion, was also outstanding with 6% organic revenue growth and adjusted operating margin expansion of 150 basis points over the prior year. Fiscal 2011 organic revenue growth and operating margin expansion target goals for the 2009 LTIP performance units were exceeded and resulted in above-target unit vesting as described further under “Long Term Incentive Program” below.

Assets from the 2010 divestiture of the Illumination and Detection Solutions business were deployed in fiscal 2011 across eight strategic acquisitions which significantly strengthened our capabilities across both our Human Health and Environmental Health segments. These investments contributed to our strong financial performance in 2011 and we believe they will position us for continued profitable revenue growth in future years.

Over the past four fiscal years, our reported revenue has grown by 30% and our EPS has more than doubled. We believe sustained performance against the combination of revenue, profitability and cash flow financial goals represented in our executive incentive plans, as well as continued execution against our strategic goals, will create value for our shareholders over the long-term.

2011 Shareholder Advisory Vote on Executive Compensation

At our 2011 annual meeting of shareholders, we held our first shareholder advisory vote on the compensation of our named executive officers, or say-on-pay, as well as our first shareholder advisory vote on the frequency of future say-on-pay shareholder votes, each as required by Section 14A of the Exchange Act.

Eighty-two percent (82%) of the shareholder votes cast were in favor of our say-on-pay proposal. The majority (69%) of the shareholder votes cast on the frequency of future say-on-pay advisory votes was in support of annual frequency.

In anticipation of the say-on-pay vote, our management extended invitations to discuss our 2011 proxy statement, including the compensation discussion and analysis and our executive compensation program, to each of our twenty-five largest investors at that time (ranked by percentage owned of shares outstanding) in order to solicit their feedback and answer any questions they may have had. We have proactively extended this invitation to our largest investors in each of the past three years, and plan to continue to do so in the future.

A limited number of our investors elected to schedule calls with us in response to our invitation. The reason most often cited by those investors who declined our invitation was that they had no outstanding concerns or questions concerning our proxy statement. The investors who chose to participate in calls summarized their criteria for determining their say-on-pay votes and did not suggest specific changes to our executive compensation program.

Institutional Shareholder Services, or ISS, recommended a vote “for” our say-on-pay proposal. The majority of our largest investors subscribes to ISS and we believe the ISS recommendation may have contributed to the decision by many of our largest investors that they did not need additional discussion with us concerning our executive compensation program prior to voting.

The compensation and benefits committee was briefed on the feedback received during management’s calls with investors. The committee considered the shareholder vote as well as this feedback and made the following determinations:

•

The committee approved the holding of annual shareholder advisory votes on our executive compensation program, consistent with the outcome of the shareholder vote on the frequency of such votes at the 2011 annual meeting of shareholders. The executive compensation advisory vote proposal for 2012 is presented to shareholders in this proxy statement.

•

The committee observed that 82% of our shareholders who voted on the proposal voted in support of our executive compensation program and our largest investors did not suggest specific program changes. Accordingly, the committee did not implement material changes to the executive compensation program in 2011 in response to the shareholder say-on-pay vote.

The committee will continue to carefully consider feedback from shareholders and we will continue to proactively solicit feedback from our largest investors. The committee also annually engages the independent compensation consultant to present an overview of executive compensation trends that may be important to investors. The committee’s consideration of feedback from shareholders, along with market information and analyses provided by the independent compensation consultant, have influenced a number of changes to our executive compensation program over the past several years, including the elimination of single-trigger equity vesting following a change of control, and the elimination of Section 280G tax gross-up payments in employment agreements with newly hired and newly promoted executive officers. The committee will also continue to design our executive compensation program guided by our executive compensation philosophy and core principles as described below.

Oversight of the Executive Compensation Program

The compensation and benefits committee, or the committee, directs the design and oversees the operation of our executive compensation program. A detailed discussion of the committee’s structure, roles and responsibilities, and related matters can be found above under the heading “Board of Directors Meetings and Committees.” This disclosure includes a description of Mercer’s role in advising the committee on various matters related to our executive compensation program.

Executive Compensation Philosophy and Core Principles: Overview

We apply the following compensation philosophy in structuring the compensation of our executive officers, including the named executive officers. We believe that pay should be performance-based, vary with the attainment of specific objectives, and be closely aligned with the interests of our shareholders. To implement this philosophy, the committee, working with management and Mercer, has established core principles to guide the design and operation of our compensation program. We aim to:

•	provide market-competitive compensation to attract and retain executive talent with the capability to lead within a global company,

•	emphasize variable pay to align executive compensation with the achievement of results that drive PerkinElmer’s business strategy,

•	use equity-based incentive plans to tie a significant portion of compensation to PerkinElmer’s long-term results and align the executive’s financial interests with those of our shareholders,

•	deliver compensation in the aggregate that is commensurate with PerkinElmer’s results,

•	design executive compensation programs that are affordable for the Company, including their impact on earnings,

•	design executive incentive plans that do not promote inappropriate or excessive risk-taking,

•	promote executive ownership of PerkinElmer stock to further align executives’ financial interests with shareholders’ interests and to facilitate an ownership culture among executives,

•	be flexible to respond to changing needs of the business, and

•	be transparent so that both executives and other stakeholders understand the executive compensation program and the objectives it seeks to achieve.

Compensation Policies

Market Positioning.    The committee’s policy is to manage total target compensation (and each element) to the median of the competitive market over time. Through the range of opportunities provided in our short-term and long-term incentive programs (each discussed more fully below), actual payments may exceed the median when our performance exceeds PerkinElmer’s targeted objectives, and may fall below the median when performance is below target. An individual named executive officer’s total compensation (or an element) in any given year may be set above or below median, depending on experience, tenure, performance and internal equity.

External Market Practices.    The committee annually reviews market compensation levels to determine whether total compensation for our executives remains in the targeted median pay range and makes adjustments when appropriate. This assessment includes evaluation of base salary, short-term incentive opportunities and long-term incentive opportunities against a peer group of industry companies with whom we compete for executive talent and in other business matters, supplemented with industry-specific survey data for companies of comparable organization size to PerkinElmer (as measured by annual revenues). In general, the committee gives primary consideration to the peer group information because the peer companies resemble us more closely than the survey participants in terms of size and industry. The committee assesses the data by reviewing compensation arrangements for positions with comparable complexity and scope of responsibility to the positions at PerkinElmer. In addition, the committee assesses rewards such as health benefits, retirement programs and perquisites relative to the market. The committee considers external market data as a general indication of competitive market pay levels, and does not maintain a policy that executive officer pay must conform to a specific level relative to the market data.

Working with Mercer, the committee reviews its peer group each year to ensure that the peer companies selected remain appropriate for compensation and performance comparison purposes. Companies are selected based on industry and size, reflected by both revenue and market capitalization. The committee’s goal is to assemble a group of companies that represents our competitors for executive talent.

The committee reviewed the list of peer companies in the middle of 2010 and modified the group for use in the evaluation leading to approval of 2011 executive target compensation. Alere, Inc., Bio-Rad Laboratories, Inc., Bruker Corporation and QIAGEN N.V. were added to the peer group due to their similarity to PerkinElmer in size and industry. Although Agilent Technologies, Inc. and Thermo Fisher Scientific Inc. exceed the 75th percentile of the peer group as measured in revenue, the committee recognized their strong industry match, our direct competition with them for talent, and the value of including them in the analysis of relative performance. The committee asked Mercer to conduct the compensation evaluation both with and without Agilent Technologies, Inc. and Thermo Fisher Scientific Inc. included. Mercer determined that including Agilent Technologies, Inc. and Thermo Fisher Scientific Inc. did not materially change the executive compensation analysis findings and the committee chose to leave these two companies in the analysis of peer company compensation. The full list of peer group companies used by the committee for pay comparisons and for evaluating relative performance leading to approval of 2011 executive target compensation is shown in the table below under “Peer Group Used for the Evaluation of 2011 NEO Compensation”.

Two of the peer companies, Millipore Corporation and Varian, Inc., have since been acquired and therefore, were removed from the peer group during fiscal 2011 and were not included in the evaluation of executive compensation for fiscal 2012. Beckman Coulter, Inc. was also acquired during fiscal 2011, however, compensation and company performance information for Beckman Coulter, Inc. were available for the review of executive compensation for 2012, which began in October 2011. As a result Beckman Coulter, Inc. was retained in the peer group for the review of 2012 executive compensation but will not be included in the peer group for evaluation of executive compensation in future years.

Company Name	Peer Group Used for Evaluation of 2011 NEO Compensation	Peer Group Used for Evaluation of 2012 NEO Compensation	Revenue*: 2012 Peer Group ($ millions)
Agilent Technologies, Inc.	X	X	$5,463
Alere, Inc.	X	X	$2,155
Beckman Coulter, Inc.	X	X	$3,663
Bio-Rad Laboratories, Inc.	X	X	$1,927
Bruker Corporation	X	X	$1,305
C.R. Bard, Inc.	X	X	$2,720
Hologic, Inc.	X	X	$1,680
Life Technologies Corporation	X	X	$3,588
Millipore Corporation	X
Pall Corporation	X	X	$2,402
QIAGEN N.V.	X	X	$1,087
Roper Industries, Inc.	X	X	$2,386
Sigma Aldrich Corporation	X	X	$2,271
Thermo Fisher Scientific Inc.	X	X	$10,789
Varian, Inc.	X
Varian Medical Systems, Inc.	X	X	$2,357
Waters Corporation	X	X	$1,643
* Revenue for most recent fiscal year as of October 2011 (source: Standard & Poor’s Research Insight Database)
	75th Percentile:		$3,154
	Median:		$2,357
	25th Percentile:		$1,803

	PerkinElmer, Inc. (Fiscal 2011):		$1,921

Other Factors Influencing Compensation.    When making compensation decisions, the committee takes many other factors into account, including the individual’s performance in his or her role and against individual goals (particularly over the past year), the individual’s expected future contributions to PerkinElmer’s success, the financial and operational results of our business units and PerkinElmer as a whole, the individual’s historical compensation and any retention concerns, and the Chief Executive Officer’s recommendations (in the case of named executive officers other than the Chief Executive Officer). In looking at historical compensation, the committee looks at the progression of salary increases over time, and also looks at the unvested and vested value of outstanding equity awards. The committee uses the same factors in evaluating the Chief Executive Officer’s performance and compensation that it uses for the other named executive officers.

Role of Chief Executive Officer.    The Chief Executive Officer regularly attends a portion of each committee meeting. He provides the committee with his assessment of the performance of the other named executive officers and his perspective on the factors described above used to develop his recommendations for compensation. The committee discusses each named executive officer and the Chief Executive Officer’s recommendations in detail, including how the recommendations compare against the external market data, and how the compensation levels of the executives compare to each other and to the Chief Executive Officer’s. The committee approves or modifies the Chief Executive Officer’s recommendations. Mr. Friel provided recommendations to the committee regarding 2011 executive compensation. The Chief Executive Officer does not make recommendations to the committee, or participate in committee decision-making, regarding his own compensation.

At the end of the fiscal year, our Chief Executive Officer’s annual performance is evaluated by our full board against both his financial and non-financial goals, which are approved by the committee early in the fiscal year. In addition, he provides an assessment of his performance relative to the goals. The committee discusses the Chief Executive Officer’s assessment as well as the committee members’ and all other board members’ assessments of his performance in executive session. The Chief Executive Officer is not present during the executive session discussion of his performance. Working with Mercer, the committee determines and approves the Chief Executive Officer’s base salary, short-term incentive plan target and payment under the PIP (consistent with the terms of the plan described below), and long-term incentive program targets and awards (consistent with the terms of the plan described below). The committee’s approval is then presented to the independent directors for ratification in executive session.

Pay Mix.    In accordance with our pay-for-performance compensation philosophy and because the named executive officers are in a position to directly influence the overall performance of the Company, they have a significant portion of their target compensation at risk through short- and long-term incentive programs. Not including the cost of benefits, in 2011, our Chief Executive Officer had over 85% of his target compensation at risk, and on average our other named executive officers had 69% of their target compensation at risk (that is, subject to either performance requirements and/or service requirements). Additionally, to align executive officer compensation with long-term corporate success, a significant percentage of the named executive officers’ target compensation opportunity is delivered in the form of long-term incentive compensation through our LTIP. In 2011, 71% of our Chief Executive Officer’s total target compensation opportunity and 49% of the other named executive officers’ total target compensation opportunity on average was delivered through long-term incentive compensation based on the fair market value on the date of grant. Also, to align the interests of executive officers with shareholders and to support an ownership culture, two-thirds of the named executive officers’, including the Chief Executive Officer’s, target long-term incentive compensation opportunity was provided using equity-based vehicles (stock options and restricted stock).

2011 Target Total Compensation

The committee has determined that our Chief Executive Officer should have a higher percentage of his total target compensation delivered in the form of performance-based incentives than the other named executive officers due to his impact on and higher accountability for Company performance. Market and peer company information presented to the committee as part of the annual executive compensation program review supports that this is a competitive practice.

We expect to continue to deliver the majority of our target executive compensation through performance-based incentive programs, although the committee reserves the right to vary the pay mix by individual. The pay mix may also change annually, based on the committee’s evaluation of competitive external market practices and its determination of how to best align our executive incentive compensation programs with achievement of our business goals.

Pay for Results.    We have a strong culture of paying for results. This is evidenced by the significant percentage of our executive compensation package tied to short-term or long-term performance. In evaluating results against performance metrics and associated achievement, the committee looked primarily at overall corporate financial metrics as an indicator of business performance. For 2011, the primary metrics were organic revenue growth, operating margin expansion, adjusted earnings per share and free cash flow (which we define as adjusted operating cash flow less adjusted capital expenditures). The committee selected these metrics to capture the most important aspects of financial performance in the form of revenue growth, profitability and cash generation. Organic revenue growth is a reflection of the growth of our core businesses. Profitability and strong cash flow provide us with the means to invest in both product and service innovation as well as business development opportunities that fuel revenue growth. We believe that the combination of strong top- and bottom-line financial performance and a solid balance sheet create shareholder value growth that is sustainable over the long term. In establishing performance objectives, the committee also reviews the performance of our industry peer group, referring to companies which are the best comparators for each of our businesses, and setting performance goals within the context of our strategic business plan. More information about the performance metrics and the goals for our short- and long-term incentive programs is provided below.

Components of the Executive Officer Compensation Program

For 2011, our executive officer compensation program consisted of base salary, our long-term incentive program or LTIP (comprising stock options, performance units and restricted stock), our short-term incentive program, and benefits and other perquisites. The table below describes how these elements of compensation link to our compensation philosophy core principles:

Core Principles	Base Salary	Long-Term Incentive Program (LTIP)	Short-Term Incentive Program (PIP and Additional Performance Bonus)	Other Benefits and Perquisites
Attract and retain executive talent	X	X	X	X
Variable pay aligns compensation with the achievement of results		X	X
Equity-based incentive plans tie compensation to long-term results		X
Deliver compensation commensurate with PerkinElmer’s results		X	X
Affordability	X	X	X	X
Executive incentive plans that do not promote inappropriate or excessive risk-taking		X	X
Promote executive ownership of PerkinElmer stock		X
Programs that respond to changing needs of the business		X	X
Transparency	X	X	X	X

In 2011, the committee reviewed all compensation, benefits and perquisites provided to the named executive officers. The specific rationale, design, reward process, and related information for each element are outlined below.

Base Salary

Base salary levels for executive officers are determined based on the committee’s evaluation of the executive’s position, experience and performance, and competitive external market data (which includes peer group information as described under “External Market Practices” above). Generally, the committee refers to the median of the relevant competitive market for the position as part of the base salary evaluation, but any individual named executive officer may have a base salary above or below the median of the market. The committee’s philosophy is that base salaries should meet the objective of attracting and retaining the executive talent needed to run a complex business. In determining individual base salaries, the committee places specific emphasis on the scope and impact of the executive officer’s role in the organization, particularly if the executive has assumed more significant responsibilities or has been promoted to a new position. The committee also considers the value the executive has delivered and is expected to continue to deliver to the organization through performance of his or her job responsibilities and the achievement of individual performance goals. The committee evaluates external market data for each position and internal pay equity, as well. Our executive officers do not necessarily receive base salary increases every year.

Base salary adjustments can affect the value of other compensation and benefit elements. As the value of the short-term incentive award is expressed as a multiple of base salary, a higher base salary will result in a higher short-term incentive award, assuming the same level of achievement against goals. Additionally, as the committee establishes target total long-term incentive award opportunities for each of the named executive officers expressed as a percentage of base salary, a higher base salary will result in a higher long-term incentive target award opportunity. Severance is determined using base salary and certain benefit programs, such as life insurance, are also based on a multiple of base salary.

The salaries paid to all of the Company’s named executive officers in 2011 are shown in the Summary Compensation Table that follows this report. Working with Mercer in late 2010 and early 2011, the committee reviewed the total target compensation package for each officer in order to determine and approve the target compensation package for each officer for 2011. The analysis included a review of market peer company and survey data for comparable positions as well as consideration of the individual factors noted above. The Mercer analysis presented to the committee in late 2010 that the committee used to evaluate total target compensation for 2011 reported that on average, base salaries for our executive officers in 2010 approximated the peer group median. Specifically, the average of these base salaries was 6% below the peer group median. On an individual level, the base salaries paid to each of Messrs. Friel, Wilson, Marshak, Goldberg and Letcher in 2010 approximated peer group median base salary levels, with a range for these individuals between 19% below to 8% above comparable median base salary levels. Compensation for each executive officer was also reviewed in light of internal equity, the scope and impact of the position to the Company, and the performance of each individual in his respective role.

Based on the factors described above, including performance and the analysis of market information presented by Mercer in October 2010, the committee approved base salary increases to our named executive officers effective April 4, 2011 as follows: Mr. Friel’s base salary increased 3.3% to $930,000; Mr. Wilson’s base salary increased 5.8% to $440,000; Mr. Marshak’s base salary increased 3% to $412,000; Mr. Goldberg’s base salary increased 5.9% to $360,000; and Mr. Letcher’s base salary increased 3.1% to $330,000.

Based on performance and a Mercer analysis presented to the committee in October 2011 for their evaluation of executive compensation for fiscal 2012, the committee approved a base salary increase of 3.2% to $960,000 for Mr. Friel, 3.4% to $455,000 for Mr. Wilson, 3% to $424,500 for Mr. Marshak, 5.6% to $380,000 for Mr. Goldberg, and 3% to $340,000 for Mr. Letcher, all effective April 2, 2012.

Long-Term Incentive Program (LTIP)

The committee uses long-term incentive awards to focus our executive officers on long-term performance and to align their financial interests with those of our shareholders. Our long-term incentive program for executive officers, referred to as LTIP, comprises stock options, restricted stock and cash-based performance units. For the named executive officers participating in LTIP in 2011, approximately one-third of the long-term incentive opportunity was provided in the form of non-qualified stock options, approximately one-third in restricted stock, and approximately one-third in the form of cash-based performance units. The committee believes this approach to long-term incentive compensation builds upon its pay-for-performance philosophy and provides a balanced focus on stock price appreciation and the achievement of financial metrics that are drivers of long-term shareholder value creation.

In structuring LTIP, the committee believes it is important to retain stock options as a significant element of the program to continue to capture the motivational benefits of rewarding executives for appreciation in our stock price over the course of multiple years. The restricted share element of the 2010 and 2011 LTIP also provides motivation and reward for stock price appreciation and supports retention through a three-year cliff vesting schedule. The restricted shares granted under LTIP in prior years vested over a three-year period based upon the achievement of progressively higher EPS goals. The cash-based performance unit portion of LTIP further aligns the long-term incentive program with important drivers of long-term shareholder value, with payments based on achievement of key financial performance goals during the three-year period.

LTIP targets and grant components

Long-term incentive awards are granted annually. For 2011, the committee established target total long-term incentive award opportunities for each of the named executive officers based on the executive’s position, experience, performance and market competitive long-term incentive levels (with median award values from our 2010 peer group used as the reference point). These targets were expressed as a percentage of each named executive officer’s base salary and ranged from one- to five-times annual base salary. In all cases, 2011 target opportunity values were set at levels the committee believed would compensate the executives for future achievement of our long-term financial goals and stock price appreciation in a manner commensurate with the executives’ duties and contributions.

The committee utilized peer and survey data presented by Mercer in October 2010 as a reference point for setting target award opportunities for our named executive officers in 2011. The average of the LTIP target opportunities for our then current executive officers as a group closely approximated the peer median for all comparable positions at 8% below the average. The LTIP target opportunity for Messrs. Friel and Goldberg also approximated peer median award values, i.e., less than fifteen percent (15%) above or below the peer median award value. The LTIP target opportunity for Mr. Wilson fell between the peer 25th percentile and median values. The LTIP target opportunity for Mr. Marshak fell below the peer 25th percentile. A peer company position comparable was not available for Mr. Letcher; his LTIP target opportunity fell between the median and 75th percentile of published survey data for comparable positions. The committee determined that these LTIP target opportunities were appropriate based on external and internal equity.

The award value associated with stock options is divided by the Black-Scholes value of the option to determine the number of shares to be granted under the option. The award values associated with restricted stock and performance units are both divided by the stock price on the date of grant, resulting in the number of restricted shares and performance units to be granted.

The three components of LTIP are as follows:

Stock Options:    Stock options are issued with an exercise price at fair market value on the date of grant to ensure executives will receive a benefit only when the stock price increases. For more information about our equity grant practices, please see “Equity award granting practices” below. Stock options granted under the LTIP vest one-third on the first anniversary of the grant, one-third on the second anniversary of grant, and the remaining one-third on the third anniversary of grant. The options expire in seven years, or earlier in the case of termination of employment. Retaining key talent is an important objective for the committee in establishing the vesting schedule. We believe the three-year vesting schedule appropriately balances the retention aspect of stock options and timing of the potential value delivery to the individual. Our employment agreements with our named executive officers provide for acceleration of vesting in certain situations, such as a change in control of PerkinElmer (please see “Potential Payments upon Termination or Change in Control,” below).

Restricted Stock:    Restricted shares granted under the 2010 LTIP and 2011 LTIP vest 100% on the third anniversary of the date of grant. The committee granted restricted shares with a time-based vesting schedule in order to enhance the retention value of the LTIP, as well as to provide motivation to drive stock price growth. If the officer voluntarily terminates employment prior to the vest date, the shares are forfeited.

In prior LTIP cycles, including the 2009 LTIP, the committee granted performance-contingent restricted stock. These grants provide the opportunity for annual vesting based on the achievement of increasing annual earnings goals set for the three-year performance period. Performance goals were set based on our extended business projections and provide an incentive for strong and competitive earnings growth. If performance conditions are not met on or before the end of the third fiscal year, the unvested shares are forfeited. The committee has the authority to adjust measurement of the goals during or at the end of the performance period for certain non-recurring events, including acquisitions and divestitures. The adjustment methodology is approved by the committee prospectively when the goals are approved. The committee may also exercise additional discretion regarding the goals or the payments for a given period. In practice, the committee has approved vesting based solely upon financial results adjusted for the business events listed above and has not applied discretion. EPS goals set for our performance-based restricted shares are sufficiently challenging that the earnings target has been missed and associated shares forfeited on four occasions since the inception of the LTIP in 2004. The EPS targets were met for the other LTIP restricted stock grant performance periods based on strong EPS growth during those periods. Our employment agreements with our named executive officers provide for acceleration of vesting of all restricted shares held by such officers in certain situations, such as a change in control of PerkinElmer (please see “Potential Payments upon Termination or Change in Control,” below).

Performance Units:    The performance unit program provides cash award opportunities based on sustained operational excellence. The cash award is paid at the end of the three-year performance period based on the achievement of financial measures and reflects stock price growth.

The units earned under the award are determined by multiplying the number of units granted to an officer by a performance factor, ranging from 0% to 200%, determined by performance of the Company against pre-established goals. Awards are paid in cash and are determined by multiplying the number of units earned by PerkinElmer’s stock price at the end of the three-year period.

In order for the performance units to vest, the Company must achieve aggressive financial goals at the end of the three-year performance period. The committee assigns minimum, target and maximum goals for each performance factor. If the minimum goal is not met, no payment will be made for that performance factor. Performance goals are set based on our extended business projections and provide an incentive for strong and competitive revenue and earnings growth. Evaluation of achievement against goals, and any resulting payment for performance units granted, is conducted at the end of the three-year performance period. Goal measurement may be adjusted for certain events including acquisitions, divestitures, and other non-recurring events as approved by the committee.

Since the introduction of the LTIP in 2004, performance unit payments have ranged from 0% to 200% of target. The variation in payment levels reflects the setting of aggressive long-term performance targets and the pay-for-performance alignment of LTIP. Prior to the 2009 performance period, Company performance had generally exceeded the target goals for each metric and the performance unit payments exceeded target award levels. This was a reflection of our strong and sustained EPS growth since the inception of LTIP as demonstrated by the fact that our EPS more than doubled from the baseline set in fiscal 2003 through fiscal 2008. Performance unit vesting associated with performance in 2009 and 2010 was well below target (35% and 0%, respectively), reflective of performance against goals which were set before the economic downturn in late 2008.

LTIP performance in fiscal 2011

The committee grants LTIP awards to our executive officers annually, with each LTIP cycle spanning a three-year period. As a result, we have three active LTIP cycles against which the committee evaluates performance and vesting each fiscal year. For fiscal 2011, performance, vesting and forfeitures were approved by the committee for awards within the 2009 LTIP cycle as described below.

2009 LTIP:    The chart below summarizes the structure of our 2009 LTIP grant:

2009 LTIP Structure

Plan Component	Vesting	Description
Stock Options	Time-based	Vest 1/3rd annually on anniversary of grant date
Restricted Shares	Performance-based	Eligible for vest based on achievement of progressively higher annual EPS goals
Performance Units	Performance-based	Cash payment at the end of the three-year LTIP cycle based on goal achievement (organic revenue growth, operating margin expansion) and closing stock price

In January 2009, uncertain economic conditions made it difficult for the committee to set performance goals for the entire three-year 2009 LTIP cycle. The committee determined it would be prudent to set financial performance goals for the first year of the 2009 LTIP performance period only. The EPS goal set for the performance-based restricted shares for the 2009 performance period was based on our 2009 annual operating plan. For the performance units, one-third of the granted units was associated with achievement against 2009 goals and eligible to be set in reserve or “banked” based on achievement against those goals. Banked units were not earned, remained subject to forfeiture and were not to be paid until the end of the three-year performance period when the cash award would be determined by multiplying the number of units by the stock price at the end of the performance period. For the 2009 LTIP structure, the committee also allowed for the establishment of an “overachievement pool” through which unearned 2009 LTIP units could be earned based on above-target achievement against goals set for the remaining two years of the 2009 LTIP cycle. The maximum achievement possible for the units associated with the 2009 performance period was capped at 100%.

The performance unit financial metrics for 2009 were equally weighted: 33% EPS, 33% organic revenue growth and 33% free cash flow. Goals for all three performance metrics were set based on our business plans for 2009.

Based on achievement against the 2009 performance unit goals, 84% of the performance units eligible to be earned for 2009 performance were banked. The banked units were eligible for payment at the end of the three-year 2009 LTIP cycle when the cash value was to be determined based on our stock price. Officers who were not employed by PerkinElmer at the time of payment were not eligible to receive payment for banked units. An overachievement pool equal to 16% of the eligible units was established by the committee to be paid based on achievement above the target performance goals set for the remaining two years of the 2009 LTIP cycle.

In January 2010, the committee set performance unit goals for the remaining two years of the 2009 LTIP program. The EPS goals were set based on our 2010 annual operating plan with the assumption of 10% annual growth. The remaining two-thirds of the performance units granted under the 2009 LTIP were eligible to be earned based on achievement against organic revenue growth (weighted 50%) and operating margin expansion (weighted 50%) goals. The organic revenue growth metric is the simple average of the organic revenue growth rate measured over the remaining two years of the 2009 LTIP program. The operating margin expansion metric is the cumulative basis point improvement in adjusted operating margin for the remaining two years of the program. These measures provide a balanced incentive to grow revenue while also improving operating margin. Achievement against these goals was evaluated at the end of our 2011 fiscal year.

Units in the overachievement pool established by the committee in association with performance in fiscal 2009 were eligible to be earned by achieving a performance level above these target goals. Starting at 101% achievement, the overachievement pool units could be earned on a straight-line basis such that all of these units would be earned at an overachievement performance level of 116%.

The units banked for achievement against the 2009 goals, as well as units which could be earned for performance against the goals set for the two year period ending in 2011, would be eligible for payment at the end of 2011. Earned units would be multiplied by our closing stock price at the end of 2011 and paid to the officers in early 2012.

Fiscal 2011 was the third year of the 2009 LTIP three-year cycle. With respect to the final third of the performance-based restricted stock, the EPS goal for 2011 was set at 10% growth over our 2010 operating plan. The 2011 EPS goal was exceeded and the committee approved vesting of the final remaining third of the restricted shares granted under the 2009 LTIP as summarized below.

2009 LTIP: Restricted Stock Vesting Fiscal 2011

	Restricted Shares
Named Executive Officer	Number of Shares Granted	Number of Shares Previously Vested*	Number of Shares Vested Based on 2011 Performance
Robert F. Friel	111,835	74,556	37,279
Frank A. Wilson	8,175	5,450	2,725
Daniel R. Marshak	9,586	6,390	3,196
Joel S. Goldberg	16,871	11,247	5,624

*	for performance goals met in fiscal 2009 and 2010

The committee evaluated vesting of the 2009 LTIP performance units based upon achievement against the organic revenue growth and operating margin expansion goals. The cash payment was determined by multiplying the number of vested units by the closing stock price at the end of the 2011 performance period.

The organic revenue growth and operating margin expansion goals set for the later two years of the 2009 LTIP cycle were exceeded. Two-year average organic revenue growth of 7.2% exceeded the target goal of 4.5%, resulting in performance achievement of 200%. Two-year operating margin expansion of 210 basis points exceeded the target goal of 125 basis points, resulting in performance achievement of 200%. The goals were weighted 50% each and resulted in overall achievement of 200%. The committee approved vesting of the remaining two-thirds of the performance units at the 200% performance level.

The performance achievement of 200% exceeded the 116% achievement level required for vesting of the overachievement pool remaining from the 2009 performance year, and the committee approved vesting of those units as well.

As a result of strong organic revenue growth and operating margin expansion performance, EPS grew 63% since fiscal 2009. In addition, from the date of grant of the 2009 LTIP, our stock price grew 53% to a closing price of $20.00 at the end of the fiscal 2011 performance period. The committee determined the performance unit vesting and payments were aligned with outstanding financial performance during the three-year 2009 LTIP performance period.

The achievement described above resulted in vesting of performance units under the 2009 LTIP as follows:

		Units Originally Associated with 2009 Performance Goals			Units Associated with 2011 Performance Goals
Named Executive Officer	Total # of Performance Units Granted	# of Units Available	# of Units Banked (A)	# of Units Earned in Over- achievement Pool (B)	# of Units Available	Goal Achievement	# of Units Earned (C)	Total Units Vested (A+B+C)
Robert F. Friel	111,835	37,278	31,314	5,964	74,557	200%	149,114	186,392
Frank A. Wilson	8,175	2,725	2,289	436	5,450	200%	10,900	13,625
Daniel R. Marshak	9,586	3,195	2,684	511	6,391	200%	12,782	15,977
Joel S. Goldberg	16,871	5,623	4,723	900	11,248	200%	22,496	28,119

The vested units were multiplied by the $20.00 period-end stock price and the resulting cash payment was made to our named executive officers in early 2012. The following summarizes the performance unit vesting and associated payment under the 2009 LTIP:

2009 LTIP: Performance Unit Payment

Named Executive Officer	Total # Units Vested	Final Stock Price ($)	Total Performance Unit Payment ($)
Robert F. Friel	186,392	$20.00	$3,727,840
Frank A. Wilson	13,625	$20.00	$272,500
Daniel R. Marshak	15,977	$20.00	$319,540
Joel S. Goldberg	28,119	$20.00	$562,380

Mr. Letcher did not participate in the 2009 LTIP grant because the grant preceded his promotion to an officer-level position.

2010 LTIP:    The chart below summarizes the structure of our 2010 LTIP grant:

2010 LTIP Structure

Plan Component	Vesting	Description
Stock Options	Time-based	Vest 1/3rd annually on anniversary of grant date
Restricted Shares	Time-based	Vest 100% three years following date of grant
Performance Units	Performance-based	Cash payment at the end of the three-year LTIP cycle based on goal achievement (organic revenue growth, operating margin expansion) and closing stock price

In January 2010, the committee approved the 2010 LTIP. As in years prior to 2009, the committee approved performance targets for the performance units for the entire three-year performance period at grant. The restricted shares granted by the committee will vest 100% on the third anniversary of the grant date. The stock options were granted with three-year annual time-based vesting and the performance units will vest based on performance against organic revenue growth (50% weighting) and operating margin expansion (50% weighting) goals. The committee determined that giving these metrics equal weighting provided an appropriate balance between long-term top-line revenue growth and profitability. Performance against the financial goals set for the performance units granted under the 2010 LTIP will be evaluated at the end of fiscal 2012 and therefore none were available for vesting in fiscal 2011.

2011 LTIP:    The chart below summarizes the structure of our 2011 LTIP grant:

2011 LTIP Structure

Plan Component	Vesting	Description
Stock Options	Time-based	Vest 1/3rd annually on anniversary of grant date
Restricted Shares	Time-based	Vest 100% three years following date of grant
Performance Units	Performance-based	Cash payment at the end of the three-year LTIP cycle based on goal achievement (organic revenue growth, operating margin expansion) and closing stock price

In January 2011, the committee approved the 2011 LTIP. The committee approved performance targets for the performance units for the entire three-year performance period at grant. As under the 2010 LTIP, the restricted shares granted by the committee will vest 100% on the third anniversary of the grant date. The stock options were granted with three-year annual time-based vesting and the performance units will vest based on performance against organic revenue growth (50% weighting) and operating margin expansion (50% weighting) goals. The committee determined that giving these metrics equal weighting provided an appropriate balance between long-term top-line revenue growth and profitability.

The committee approved grants under the 2011 LTIP for all of our named executive officers as reported in the “2011 Grants of Plan-Based Awards” table of this proxy statement.

Performance against the financial goals set for the performance units granted under the 2011 LTIP will be evaluated at the end of fiscal 2013, and therefore none were available for vesting in fiscal 2011.

2011 Retention Grants

In January 2011, the committee approved restricted stock grants, separate from the LTIP, to Messrs. Friel, Marshak and Goldberg. Mr. Friel received a grant of 50,000 restricted shares, Mr. Marshak received a grant of 1,600 restricted shares and Mr. Goldberg received a grant of 2,600 restricted shares. These restricted shares vest 50% on the first anniversary of the date of grant and 50% on the second anniversary of the date of grant. The committee approved the additional restricted stock grants in order to reinforce the retention aspect of our compensation program for our named executive officers who had been in officer roles with the company for two years or more. These restricted share grants are reported in the “2011 Grants of Plan-Based Awards” table of this proxy statement.

2012 LTIP

In January 2012, the committee approved the 2012 LTIP which is similar in structure to the 2010 and 2011 LTIPs, comprising stock options with three-year annual vesting, restricted shares which vest 100% at the end of three years, and performance units which vest based on performance against three-year organic revenue growth and operating margin expansion goals.

Short-Term Incentive Program

The Performance Incentive Plan, or PIP, is our short-term incentive program and is a core component of our pay-for-performance executive compensation program. The program year consists of two performance periods, the first based on performance in the first half of the fiscal year and the second based on performance in the second half of the fiscal year. The committee and our management believe that shorter cycles support our business strategy of responding quickly to external cycle and business changes.

The program components include the award opportunity (expressed as a percentage of base salary), the performance measures (such as adjusted earnings per share) and their weightings, and the performance goals (such as a particular earnings target).

Award opportunities

The committee establishes the target award opportunity for each named executive officer based on competitive market analysis (target PIP opportunities are generally positioned at the median of the competitive market), the desired emphasis on pay at risk (more pay at risk for more senior executives) and internal equity (comparably positioned executives should have comparable award opportunities). Positioning target PIP opportunities generally at the market median underscores the committee’s compensation strategy that compensation levels should approximate market median levels when performance meets target expectations, and that pay should exceed median levels only when performance exceeds PerkinElmer’s targeted objectives. The 2011 target PIP award opportunity for each named executive officer was as follows:

Named Executive Officer	Annual PIP Target Award Opportunity Expressed as % of Base Salary
Robert F. Friel	100%
Frank A. Wilson	70%
Joel S. Goldberg	70%
Daniel R. Marshak	60%
John R. Letcher	60%

For fiscal year 2011, Mr. Letcher’s PIP target was increased from 50% to 60% of his base salary. The committee approved this change based on its review of competitive market data and an evaluation of the impact of Mr. Letcher’s role on Company performance.

Performance measures, weightings and goals

The committee established the PIP performance goals for the first half of 2011 at the committee meeting held in January 2011, and PIP performance goals for the second half of 2011 at the committee meeting held in July 2011. These performance goals were based on the 2011 operating plan and budget reviewed by our board of directors. Payments are awarded based on the degree of achievement against the specific performance goals following the end of each performance period.

The performance metrics and weightings for both the first and second half of the 2011 PIP were as follows:

	2011 PIP Metrics and Weightings
	EPS	Cash Flow
For All Named Executive Officers:	50%	50%

All of our named executive officers were assigned the same performance metrics and weighting in recognition of their shared responsibility for overall corporate financial results.

For 2011, the committee evaluated key financial measures and identified EPS and cash flow as appropriate drivers of performance on our short-term incentive plan. The inclusion of EPS keeps our management team focused on both growing revenue and operating a profitable business, which are critical to creating shareholder value. Cash flow enables the pursuit of opportunities that enhance shareholder value such as investments in innovation and strategic business development, and is an indicator of how efficiently we manage our assets and capital. Performance against goals may be adjusted for certain events including acquisitions, divestitures and other non-recurring events during the performance period as approved by the committee. The definition of allowable adjustments is approved by the committee at the time the goals are set.

In an effort to ensure the integrity of these goals and minimize the risk of unanticipated outcomes, each goal has a performance range built around it, with a commensurate increase or decrease in the associated award opportunity. The range of performance goals and associated award opportunities under the program is expressed in the form of a “minimum”, “target” and “maximum”. If results fall below the minimum goal, the short-term incentive amount associated with that goal is not paid. If results exceed pre-established maximum goals, the cash award payout is capped at the maximum award opportunity. The committee believes that a maximum cap reduces the likelihood of windfalls and makes the maximum cost of the plan predictable. For 2011, achievement of the “minimum” level of performance would result in payment of 50% of the target award, and the “maximum” award payable under PIP was set at 200% of the target award.

The range of performance goals for each metric is set primarily based on our annual operating plan and our business expectations for the year. External performance expectations are also considered. The goals for “minimum” level payments are set to reasonable performance levels and result in only partial bonus payment. “Maximum” awards are paid based on aggressive goals which can be attained only when business results are exceptional.

Over the past five years, individual executive officers have received PIP payments below the targeted payment level in one PIP performance period. The average of the PIP payments made to our executive officers over the past five years is 140% of target. Individual payments ranged from a low of 96% to a high of 200% of target.

2011 short-term incentive payments

Performance against PIP financial goals.    Throughout the year, the committee reviews progress against PIP goals. Following the close of each performance cycle, the committee determines the extent to which the performance criteria have been achieved, and if they have been achieved, the amount of the award earned. This determination is formulaic based on actual achievement against the PIP financial goals, although the committee can exercise its discretion to reduce the amount of the award earned for the performance achieved if the committee determines that performance is not fully satisfactory. Our plan imposes no limits on the level of negative discretion the committee may apply. The committee did not apply negative discretion to PIP payments made to the named executive officers in 2011.

The EPS target goal for the first half PIP bonus represented 14% growth over actual EPS for the first half of the prior fiscal year. Actual EPS results for the first half of 2011 (adjusted by allowable items as approved by the committee) grew 29% and resulted in 200% achievement. Cash flow achieved for the PIP bonus (adjusted by allowable items as approved by the committee) was $94.4 million against a target goal of $84 million, which corresponded to 140% achievement. The performance against each goal was weighted 50%, resulting in overall PIP bonuses for the first half of 2011 of 170% of target for our named executive officers.

The EPS target goal for the second half PIP bonus represented 23% growth over actual EPS for the second half of the prior fiscal year. Actual EPS results for the second half of 2011 (adjusted by allowable items as approved by the committee) grew 32%, which corresponded to 180% achievement. Cash flow achieved for the PIP bonus (adjusted by allowable items as approved by the committee) was $116 million against a target goal of $102 million, a 59% increase over the second half of 2010, which corresponded to 194% achievement. The performance against each goal was weighted 50%, resulting in overall PIP bonuses for the second half of 2011 of 187% of target for our named executive officers.

For the full 2011 fiscal year, EPS grew 35% and our cash flow grew 24% over the prior fiscal year. For 2011, Messrs. Friel, Wilson, Marshak, Goldberg, and Letcher were paid total PIP awards in the amount of $1,647,300, $542,640, $431,817, $443,870, and $350,880, respectively. Expressed as a percentage of base salary at fiscal year end, the payments were as follows: Mr. Friel: 177%; Mr. Wilson: 123%; Mr. Marshak: 105%; Mr. Goldberg: 123%; and Mr. Letcher: 106%.

Performance against individual goals.    In any year, the committee may grant additional performance bonuses in cases where an executive has performed at an exceptionally high level, or has accomplished specific extraordinary corporate or individual objectives outside the parameters of the formal short-term incentive plan.

Our board strongly believes that PerkinElmer’s growth and future success is dependent upon the achievement of both financial results and execution against key business goals which are not necessarily quantitative in nature. Therefore, as in previous years, our Chief Executive Officer and our other named executive officers were given objectives for 2011 in addition to the PIP financial targets which included a combination of financial goals and business objectives requiring subjective evaluation. The committee approves the goals for the Chief Executive Officer. Goals for the other named executive officers are derived from the Chief Executive Officer’s goals and are determined by the Chief Executive Officer. Mr. Friel determined the goals for the named executive officers for 2011.

The committee established individual performance objectives for Mr. Friel for 2011 which focused on growth, profitability, innovation, and collaboration both internal and external to the Company. Our board evaluated Mr. Friel’s performance against these objectives. Key achievements against the 2011 performance objectives included outstanding financial performance against our 2011 operating plan despite an unexpectedly difficult economic environment, significant redefinition of our business portfolio through the completion of several strategic acquisitions, innovation in the form of new product introductions, and improved collaboration to solve problems and better meet customer needs. Based upon its evaluation of his performance against his objectives in 2011, the committee approved a performance bonus of $310,000 to be paid to Mr. Friel. In combination with the PIP bonus payment, Mr. Friel’s total short-term incentive bonus paid for 2011 was $1,957,300.

Additional performance bonuses were also awarded to Messrs. Wilson, Marshak, Goldberg and Letcher in the amounts of $70,000, $50,000, $70,000 and $60,000, respectively, based on each officer’s superior performance in support of the objectives described above which contributed heavily to our operational and financial success in 2011.

The short-term incentive payments to all of the Company’s named executive officers for 2011 are shown in the Summary Compensation Table that follows this report.

Other Benefits and Perquisites

In addition to base salary, short-term incentive awards, and long-term incentive awards, our executive officers also participate in certain employee benefit programs. These benefit programs are designed to be competitive with market practices and are provided in order to attract and retain the executive talent we need.

Retirement and Deferred Compensation Programs

Qualified 401(k) Plan and 401(k) Excess Benefit

All of our United States employees, including the named executive officers, are eligible to participate in our tax-qualified Section 401(k) plan which includes Company matching contributions.

Select officers, including the named executive officers, are eligible to receive a 401(k) Excess benefit. It is designed only to provide the benefit which the executive would have accrued under our tax-qualified plan if the IRS Code limits had not applied. It does not further enhance those benefits. The matching contributions for our 401(k) plan and contributions made under our 401(k) Excess benefit are included in the “All Other Compensation” column of the Summary Compensation Table and, in the case of the 401(k) Excess benefit, the Nonqualified Deferred Compensation Plan Table (which also includes each named executive officer’s account balance as of the end of fiscal year 2011).

Deferred Compensation Plan

In December 2010, due to low participation and high administrative costs, the compensation and benefits committee amended our non-qualified deferred compensation plan to eliminate deferral elections from participants for plan years beginning January 1, 2011 or later. Prior to the amendment, a select group of highly compensated management employees, including the named executive officers and our directors, were eligible to participate in the plan. The 2008 Deferred Compensation Plan allowed participants to defer certain types of compensation and designate notional investments in a selection of mutual funds or PerkinElmer stock. Company contributions of 401(k) Excess benefits will continue to be made to this plan for eligible participants. The plan does not provide for above-market returns. For more information about the Deferred Compensation Plan, please refer to “Non-Qualified Deferred Compensation Plan” following the 2011 Non-Qualified Deferred Compensation Plan Table, below.

Qualified Defined Benefit Plans

In October 2010, the committee approved an amendment that ceased all remaining future accruals in the qualified defined benefit plan effective January 31, 2011. On January 31, 2001, the plan was closed to new employees, and employees of our former Life Sciences business ceased future accruals as of the same date. Future accruals ceased for our corporate office and what was then our Analytical Instruments business as of March 15, 2003. Mr. Friel and Mr. Letcher are entitled to the benefit they accrued prior to March 15, 2003, which is shown in the Pension Benefits table. Mr. Wilson, Mr. Marshak, and Mr. Goldberg joined PerkinElmer after the plan was closed to new entrants.

Supplemental Executive Retirement Plan

Our Supplemental Executive Retirement Plan, or SERP, provides additional benefits to eligible executives employed as of June 30, 2000, after which it was closed to new entrants. Mr. Friel is the sole active participant in the SERP. Mr. Wilson, Mr. Marshak, and Mr. Goldberg joined PerkinElmer, and Mr. Letcher was promoted to officer status, after the plan was closed to new entrants, and therefore they are not eligible to accrue SERP benefits. Participants are eligible to receive the vested benefits they have accrued under the SERP upon retirement if they have completed five years of service and have reached 55 years of age while employed by PerkinElmer. In the event of a change of control of PerkinElmer, however, these age and service requirements are waived for the eligible executive.

The change in the value of SERP benefits in 2011 for Mr. Friel is shown in the Summary Compensation Table, and the full value of the benefit at normal retirement age is shown in the Pension Benefits Table, below. Due primarily to the drop in interest rates in the United States and associated lowering of discount rates, the values reported for the “Change in Pension and Nonqualified Deferred Compensation Earnings” in the Summary Compensation Table for fiscal 2011 have increased significantly over the values reported for fiscal 2010. The portion of the increase to Mr. Friel’s SERP benefit as reported for fiscal 2011 under “Change in Pension and Nonqualified Deferred Compensation Earnings” in the Summary Compensation Table which is attributable to actuarial and interest rate changes is $800,000. The remaining increase for fiscal 2011 is attributable to Mr. Friel’s 2011 accrual under the SERP, which takes into account his additional year of service to the Company and his 2011 compensation. There has been no amendment to the SERP or change in the method of benefit calculation.

Additional benefits and perquisites

We provide a limited number of personal benefits to eligible officers which we believe are competitive with overall market practices and which the committee has determined are appropriate to offer in order to attract and retain key executives. The committee periodically reviews external market data to determine the types and value levels of perquisites we should provide. The committee also determines eligibility for perquisites. Our named executive officers are eligible for the following benefits:

•

Automobile Allowance:    Eligible officers receive an automobile allowance which is paid through the bi-weekly payroll as regular taxable income. In 2011, our named executive officers received the following total car allowance payments: Mr. Friel: $25,000; Mr. Wilson: $17,498; Mr. Marshak: $15,768; Mr. Goldberg: $17,498; and Mr. Letcher: $17,498. The total car allowance payment reported for Mr. Marshak reflects an increase of his annual car allowance from $14,500 to $17,500 effective July 25, 2011, as approved by the committee in order to align Mr. Marshak’s annual car allowance benefit with the benefit paid to the other named executive officers.

•

Financial Planning:    Eligible named executive officers are paid a financial planning allowance in order to assist them with financial and estate planning. The allowance is paid in a lump sum as regular taxable income. Mr. Friel received a financial planning allowance of $20,000 for 2011. Each of Messrs. Wilson, Marshak, Goldberg and Letcher received an annual financial planning allowance payment of $12,000 for 2011.

•	Executive Physical: Eligible officers may receive reimbursement for a full annual executive physical at the facility of their choice.

•

Executive Life and AD&D Insurance:    Eligible officers are covered by an executive life and accidental death and dismemberment insurance plan that pays a death benefit equal to four times the executive’s base salary. Officers eligible for executive life and AD&D coverage pay the associated tax on insurance premiums.

•

WorldClinic:    The WorldClinic benefit provided our eligible officers with emergency medical referral services while traveling. The committee voted to discontinue the WorldClinic benefit effective November 14, 2011, which was the end of the policy period.

•

Officer Matching Gift Program:    The PerkinElmer Foundation will make matching gifts to the qualified institutions of the officer’s choice up to an aggregate annual maximum of $50,000 per year for the Chief Executive Officer and $25,000 per year for other eligible officers. The program is provided in order to encourage our executives to support community and other not-for-profit organizations.

Expatriate assignment and domestic relocation

We have an expatriate program which covers reasonable expenses associated with relocation and additional living expenses for employees who are asked by the Company to perform a role in a location outside their home country for a temporary period of time. Mr. Marshak completed a two-year expatriate assignment in China and returned to the United States on July 1, 2010. Mr. Marshak then relocated his home from Maryland to Massachusetts to work in our corporate office later that year. We provided relocation assistance to Mr. Marshak under the terms of our domestic relocation policy. Our relocation policy covers certain eligible expenses associated with household moves and additional living expenses for employees who are asked by the Company to relocate for business purposes.

We paid $17,349 in expenses associated with Mr. Marshak’s 2010 relocation during fiscal 2011. We did not pay any expenses related to Mr. Marshak’s expatriate assignment in 2011, however, we continued to provide tax management and preparation services and paid certain taxes and a tax gross-up during fiscal 2011 which were related to Mr. Marshak’s expatriate assignment and relocation in 2010. The total amount paid by the company in fiscal 2011 related to Mr. Marshak’s 2010 expatriate assignment and relocation-related tax obligations was $183,150, which includes a tax gross-up of $58,150.

The expenses paid in association with Mr. Marshak’s expatriate assignment and relocation are included under “All Other Compensation” in the Summary Compensation Table.

Employment Agreements and Severance/Change in Control Arrangements

All of our named executive officers have employment agreements. The committee believes these agreements benefit PerkinElmer by clarifying the terms of employment and ensuring that we are protected by non-compete, non-solicitation, and non-disclosure provisions. We also believe they are necessary for us to attract and retain senior talent in a competitive market. Furthermore, the committee believes that change in control benefits, if structured appropriately, serve to minimize the distraction caused by a potential transaction and reduce the risk that key talent will leave the organization before a transaction closes. These departures could reduce the value of the organization to a buyer or to the shareholders if a transaction fails to close.

The arrangements provide severance benefits to our named executive officers in the event of an involuntary termination not for “cause”, or voluntary termination following a change in control where the executive has “good reason”, as these terms are defined in the agreements. The benefits under the agreements are generally larger if the termination is associated with a change in control.

For our named executive officers, all of whom were hired or promoted to officer status prior to certain changes approved by the committee that are described below, a tax gross-up is provided, if necessary, to make the executive whole for certain excise taxes imposed under the Internal Revenue Code. In addition, effective upon a change in control, 100% of the named executive officer’s stock options and restricted shares vest, and any granted performance units are paid at the target level.

Following an evaluation of market practices, the committee determined on February 25, 2010 that future employment agreements issued to newly promoted or newly hired officers will provide 100% equity vesting upon termination following a change in control if the officer’s employment is terminated within a specified period of time following the change in control. On July 30, 2010, the committee also determined that future employment agreements entered into with newly promoted or newly hired officers will not include a tax gross-up for excise taxes imposed under the Internal Revenue Code.

In December 2010, the committee approved amendments to the employment agreements for Messrs. Wilson, Marshak, Goldberg and Letcher to clarify that any severance benefits paid pursuant to the signing of a release agreement would commence payment on the 60th day following termination of employment. This amendment was approved in order to ensure continued compliance of our employment agreements under Section 409A of the Internal Revenue Code.

The committee periodically reviews the benefits provided under the agreements to ensure they serve PerkinElmer’s interests in retaining these key executives, are consistent with market practice, and are reasonable. Details of each named executive officer’s agreement, and the estimated payments which the named executive officers would receive under different termination circumstances, are set forth below in “Potential Payments Upon Termination or Change in Control”.

Additional Compensation Policies

Stock Ownership Guidelines

The committee has determined that in order to further align management and shareholder interests, executive stock ownership should be significant relative to each executive officer’s base salary. Executives are expected to attain these ownership levels within four years after their election or appointment. Ownership level determination includes stock acquired through the open market, through the exercise of stock options after which the shares are held, and shares granted under restricted stock grants. Shares held in our 401(k) and our deferred compensation plans are also counted. Stock options are not counted toward the stock ownership level. The committee expects the Chief Executive Officer to hold shares with a fair market value of at least two times his annual base salary. The ownership guideline for our senior vice presidents and above (including our named executive officers) is one and one-half times their annual base salary. As of February 15, 2012, all of our named executive officers were in compliance with these stock ownership guidelines.

Securities Trading Policy

All trading in PerkinElmer securities by our named executive officers must be done under a pre-established 10b5-1 trading plan. Our Securities Trading Policy also prohibits all employees, including our named executive officers, from engaging in “short” sales of our stock (unless the sale is part of a permitted “cashless” exercise of stock options) and from trading in any form of derivative security or instrument linked to our stock.

Clawback Policy

Officers, including our named executive officers, who are granted stock options under the LTIP, sign a Prohibited Activity Agreement. This agreement requires the officer to repay gains on stock options exercised within the last year of employment if the officer solicits, recruits or induces an employee or consultant of PerkinElmer to end his or her employment with us, or engages directly or indirectly with a competing business (as defined in the agreement) within two years after the officer’s termination date.

Equity Award Granting Practices

The following practices apply to all of our equity awards, including grants made under our LTIP. Our 2001 Incentive Plan and our 2005 Incentive Plan were each approved by shareholders (at our 2001 and 2005 annual meetings of shareholders, respectively). Our 2009 Incentive Plan was approved by shareholders at our 2009 annual meeting of shareholders, replacing our 2001 and 2005 Incentive Plans, and since that time has been the sole plan under which we grant equity awards. These incentive plans provide for grants of stock options, restricted stock, stock appreciation rights, other stock unit awards, performance units, and cash performance awards. The plans give the committee the latitude to design cash and stock-based incentive programs that promote high performance and the achievement of corporate goals. Employees, including our named executive officers and non-employee directors, are eligible to receive awards under these plans. All grants to our named executive officers since the 2009 annual meeting of shareholders have been made under our 2009 Incentive Plan.

The committee evaluates annual equity grants to officers, including the named executive officers, at the first committee meeting of each year. The approved grants become effective and the exercise price is set on the first day of the open trading window following the release of full year earnings, which is the date of grant. Therefore, the annual grant takes place after the release of material information regarding our annual financial performance.

Equity grants to new hires are granted on the 15th day of the month following the employee’s date of hire. In 2010, we began granting restricted stock units, or RSUs, in lieu of stock options to employees below the officer level who receive equity awards. Stock options continue to be awarded to a limited number of employees below the officer level.

The stock option exercise price is set at the average of the high and low price on the date of grant. We believe this practice results in a grant price which more fairly represents the stock price over the course of the date of grant than the closing price on the date of grant, which could be arbitrarily high or low.

Our board administers all equity grants within the authority established within PerkinElmer’s shareholder-approved incentive plans and, as permitted under the plan, delegates authority to administer the plans to the committee. The committee establishes the terms and conditions of each award, including vesting and performance criteria, and the time period applicable to the award. The committee may delegate approval to grant equity awards to non-officers to our stock award grant committee of which Mr. Friel is the sole member. The stock award grant committee does not have the authority to issue equity grants to officers.

At the end of 2011, we had 12 million shares reserved for future equity grants. We had 6 million outstanding options and unvested shares, which represents 5.3% of our common shares outstanding. Our total dilution including shares reserved for future grants and outstanding options and unvested shares was 15.9%. In 2011, we granted 1.3 million shares (including shares granted under options and stock grants) or 1.2% of our common shares outstanding. In 2011, we bought back approximately 4 million shares, which has a positive effect on shareholder value, but negatively affects our dilution rate. The committee annually reviews the potential dilutive effect of equity award programs from both a share and economic perspective as compared to industry peers. For fiscal 2010, share dilution for our peer companies ranged from a low of 6.2% to a high of 16.9% and the median share dilution for the peer group was 9.5% (shares outstanding plus shares available for future grant, based on information from annual reports on Form 10-K for the fiscal year ended 2010). We expect that our change in practice from granting stock options to granting RSUs to employees below the officer level will have a positive effect on our dilution and share usage rates over time.

Material Tax Implications of the Program

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a tax deduction to public companies for certain compensation in excess of $1 million paid to a company’s Chief Executive Officer and certain other highly compensated executive officers. Specified compensation, including qualified performance-based compensation, will not be subject to the deduction limit if certain requirements are met. The committee generally seeks to structure compensation amounts and plans that meet the requirements for deductibility under this provision. Specifically, the committee has taken steps to qualify the stock option awards and performance unit awards, as well as the objective component of awards it makes under the PIP, as performance-based compensation for this purpose. However, the committee considers it important to retain flexibility to design compensation programs that are in the best interests of PerkinElmer and our shareholders. To this end, the committee reserves the right to use its judgment to authorize compensation payments that may be subject to the limitations under Section 162(m) when the committee believes that compensation is appropriate and in the best interests of PerkinElmer and our shareholders, after taking into consideration changing business conditions and performance of our employees. In addition, because of uncertainties as to the application and interpretation of Section 162(m) and the regulations issued thereunder, the committee cannot ensure that compensation intended by the committee to satisfy the requirements for deductibility under Section 162(m) will in fact be deductible. Specific to compensation reported in this proxy statement as paid for fiscal year 2011, the following elements do not meet the design requirements of Section 162(m): the individual performance bonuses paid outside of the regular PIP to Messrs. Friel, Wilson, Marshak, Goldberg and Letcher; and the restricted stock granted in 2009, 2010 and 2011.

Compensation Committee Report

The compensation and benefits committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussions, we recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

By the compensation and benefits committee of the board of directors:

Gabriel Schmergel, Chair

Nicholas A. Lopardo

James C. Mullen

Kenton J. Sicchitano

Summary Compensation Table

The following table sets forth information concerning the annual and long-term compensation for services to PerkinElmer for the 2011 fiscal year of (1) individuals who held the role of Chief Executive Officer during 2011, (2) individuals who held the role of Chief Financial Officer during 2011, and (3) the other three most highly compensated executive officers for 2011, all of whom were serving as executive officers as of January 1, 2012.

Name and Principal Position	Year	Salary (1)($)	Stock Awards (2)(3)(4)($)	Option Awards (2)(4)($)	Non-Equity Incentive Plan Compensation (4)(5)($)	Change in Pension and Nonqualified Deferred Compensation Earnings (6)($)	All Other Compensation (7)($)	Total ($)
Robert F. Friel	2011	$921,923	$2,885,508	$1,549,273	$5,685,140	$1,669,569	$107,768	$12,819,181
Chairman and Chief Executive Officer	2010	$896,154	$3,057,489	$1,500,087	$1,772,400	$613,501	$108,666	$7,948,297
	2009	$908,654	$486,109	$1,234,017	$1,662,927	$451,860	$109,602	$4,853,169

Frank A. Wilson	2011	$433,539	$293,329	$293,198	$885,140	—	$63,568	$1,968,774
Senior Vice President and Chief Financial Officer	2010	$410,462	$391,184	$277,351	$545,469	—	$60,870	$1,685,336
	2009	$246,154	$44,445	$133,256	$222,600	—	$332,878	$979,333

Daniel R. Marshak	2011	$408,769	$248,724	$205,906	$801,357	—	$258,488	$1,923,244
Senior Vice President and Chief Scientific Officer (8)	2010	$387,212	$321,001	$187,513	$477,200	—	$372,728	$1,745,654
	2009	$389,423	$41,667	$105,773	$298,086	—	$347,926	$1,182,875

Joel S. Goldberg	2011	$354,615	$309,435	$239,886	$1,076,250	—	$60,743	$2,040,929
Senior Vice President, General Counsel and Secretary	2010	$337,308	$461,623	$226,678	$485,390	—	$60,756	$1,571,755

John R. Letcher	2011	$327,308	$109,992	$109,944	$410,880	$15,491	$61,844	$1,035,459
Senior Vice President, Human Resources	2010	$314,231	$106,667	$106,672	$300,633	$3,157	$55,587	$886,947

NOTES

(1)	This column represents base salary amounts earned in fiscal years 2009, 2010 and 2011, respectively. We had 26 pay periods in fiscal years 2010 and 2011. We had 27 pay periods in fiscal year 2009.

(2)	Ignoring the impact of the forfeiture rate, these amounts represent the aggregate grant date fair value of awards of options and shares granted to each named executive officer in fiscal 2011. For a more detailed description of the assumptions used for purposes of determining grant date fair value, see Note 18 to the consolidated financial statements in our annual report on Form 10-K for the fiscal year ended January 1, 2012.

(3)	The value shown in this column for 2011 reflects the aggregate grant date fair value of restricted shares granted in 2011. On January 20, 2011, the committee approved grants under the 2011 LTIP to Messrs. Friel, Wilson, Marshak, Goldberg and Letcher. The shares vest 100% three years following the date of grant. On January 20, 2011, the committee also approved restricted stock grants separate from the 2011 LTIP to Messrs. Friel, Marshak and Goldberg. The shares vest 50% one year following the date of grant and 50% two years following the date of grant. A description of these awards is provided above in the “Compensation Discussion and Analysis”.

(4)	Each of the executive officers named in the Summary Compensation Table received long-term awards in 2011. The awards to Messrs. Friel, Wilson, Marshak, Goldberg, and Letcher were approved by the committee in January 2011. All of the 2011 awards are disclosed in the 2011 Grants of Plan-Based Awards Table in this proxy statement. Outstanding stock option and restricted stock awards are also disclosed in the 2011 Outstanding Equity Awards at Fiscal Year-End Table in this proxy statement. Please refer to the “Compensation Discussion and Analysis” above for a full description of these awards.

(5)	The amounts reported in this column reflect short-term incentive bonus payments (PIP and any additional performance bonus) and performance unit cash payments under our LTIP for performance in 2011. The amounts are as follows:

Named Executive Officer	Short-Term Incentive Payments (PIP + Additional Performance Bonus) ($)	Performance Unit Cash Awards under LTIP ($)	Total ($)
Robert F. Friel	$1,957,300	$3,727,840	$5,685,140
Frank A. Wilson	$612,640	$272,500	$885,140
Daniel R. Marshak	$481,817	$319,540	$801,357
Joel S. Goldberg	$513,870	$562,380	$1,076,250
John R. Letcher	$410,880	—	$410,880

Mr. Letcher did not participate in our 2009 LTIP and, therefore, was not eligible for performance unit cash awards for the 2011 performance period. Please refer to the “Compensation Discussion and Analysis” above for a full description of these programs and awards.

(6)	The amounts in this column represent the change in pension value for each individual. No named executive officer received preferential or above-market earnings on deferred compensation. Please refer to the “2011 Pension Benefits” section below for a full description of our pension and SERP.

(7)	The amounts reported in this column include our 401(k) Excess contributions to our deferred compensation plan for 2011 as follows: Mr. Friel: $33,875; Mr. Wilson: $9,450; Mr. Marshak: $8,200; Mr. Goldberg: $5,500; and Mr. Letcher: $4,125. Also included are car allowance payments as follows: Mr. Friel: $25,000; Mr. Wilson: $17,498; Mr. Marshak: $15,768; Mr. Goldberg: $17,498; and Mr. Letcher: $17,498. A financial planning allowance is also included in this column as follows: Mr. Friel: $20,000; and Messrs. Wilson, Marshak, Goldberg and Letcher: $12,000 each. Also included in this column for each eligible officer are our contributions to the qualified 401(k) plan, the premiums we paid for executive life insurance, the premiums paid for WorldClinic medical travel coverage, and the incremental cost of any personal use of tickets to sporting events.

(8)	During fiscal 2010, Mr. Marshak completed an expatriate assignment in China and subsequently relocated his home from Maryland to Massachusetts. Amounts shown under “All Other Compensation” for Mr. Marshak include $17,349 in expenses associated with Mr. Marshak’s domestic relocation which were paid by us during fiscal 2011. This column also includes a total of $183,150 associated with Mr. Marshak’s 2010 taxes and paid by us in 2011, $58,150 of which was payment of associated tax gross-ups. More information about Mr. Marshak’s assignment and relocation is provided in the “Compensation Discussion and Analysis”.

2011 Grants of Plan-Based Awards

			Date of Compensation Committee Approval (7)		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Closing Price on Date of Option Grant ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Type (1)	Grant Date			Threshold ($)	Target ($)	Maximum ($)
Robert F. Friel	PU	2/8/2011	1/20/2011	(2)	$775,004	$1,550,008	$3,100,016
	RS-T	2/8/2011	1/20/2011	(3)				58,031				$1,550,008
	RS-T	2/8/2011	1/20/2011	(4)				50,000				$1,335,500
	OPT	2/8/2011	1/20/2011	(5)					198,337	$26.58	$26.71	$1,549,273
	PIP	N/A	1/20/2011	(6)	$228,750	$457,500	$915,000
	PIP	N/A	7/22/2011	(6)	$232,500	$465,000	$930,000

Frank A. Wilson	PU	2/8/2011	1/20/2011	(2)	$146,665	$293,329	$586,658
	RS-T	2/8/2011	1/20/2011	(3)				10,982				$293,329
	OPT	2/8/2011	1/20/2011	(5)					37,535	$26.58	$26.71	$293,198
	PIP	N/A	1/20/2011	(6)	$74,900	$149,800	$299,600
	PIP	N/A	7/22/2011	(6)	$77,000	$154,000	$308,000

Daniel R. Marshak	PU	2/8/2011	1/20/2011	(2)	$102,994	$205,988	$411,975
	RS-T	2/8/2011	1/20/2011	(3)				7,712				$205,988
	RS-T	2/8/2011	1/20/2011	(4)				1,600				$42,736
	OPT	2/8/2011	1/20/2011	(5)					26,360	$26.58	$26.71	$205,906
	PIP	N/A	1/20/2011	(6)	$59,025	$118,050	$236,100
	PIP	N/A	7/22/2011	(6)	$61,800	$123,600	$247,200

Joel S. Goldberg	PU	2/8/2011	1/20/2011	(2)	$119,995	$239,989	$479,979
	RS-T	2/8/2011	1/20/2011	(3)				8,985				$239,989
	RS-T	2/8/2011	1/20/2011	(4)				2,600				$69,446
	OPT	2/8/2011	1/20/2011	(5)					30,710	$26.58	$26.71	$239,886
	PIP	N/A	1/20/2011	(6)	$61,250	$122,500	$245,000
	PIP	N/A	7/22/2011	(6)	$63,000	$126,000	$252,000

John R. Letcher	PU	2/8/2011	1/20/2011	(2)	$54,996	$109,992	$219,984
	RS-T	2/8/2011	1/20/2011	(3)				4,118				$109,992
	OPT	2/8/2011	1/20/2011	(5)					14,075	$26.58	$26.71	$109,944
	PIP	N/A	1/20/2011	(6)	$48,750	$97,500	$195,000
	PIP	N/A	7/22/2011	(6)	$49,500	$99,000	$198,000

NOTES

(1)	The awards shown in this table were granted under our 2009 Incentive Plan unless otherwise indicated below. The types of awards are as follows:

PU = Performance units

RS-T = Restricted stock with time-based vesting schedule

OPT = Stock options

PIP = Performance Incentive Program (short-term incentive bonus)

(2)	Eligible named executive officers received a grant of performance units in 2011 under our LTIP. This award has a three-year performance period. Please refer to the “Compensation Discussion and Analysis” for a description of the performance unit program, eligibility and payment criteria. The amounts shown under “Threshold” represent estimated payment of 50% of the performance units granted, our estimate of the minimum amount payable if the threshold performance level is met for all performance measures. The amounts shown under “Target” represent estimated payment of 100% of the performance units granted. The amounts shown under “Maximum” represent estimated payment of 200% of the performance units granted, our estimate of the maximum amount payable. The stock price used for calculation of estimated payments to all our named executive officers is $26.71, which was the closing stock price on the date the awards were granted.

(3)	Our named executive officers received a grant under our LTIP of restricted shares in 2011 which vest 100% three years following the date of grant. A description of this portion of our LTIP is provided in the “Compensation Discussion and Analysis”.

(4)	Messrs. Friel, Marshak and Goldberg each received a grant of restricted shares under the 2009 Incentive Plan in 2011, separate from our LTIP, which vests 50% on the first anniversary following the date of grant and 50% on the second anniversary following the date of grant. A description of this grant is provided in the “Compensation Discussion and Analysis”.

(5)	Each of the named executive officers received a grant of stock options in 2011. Stock options granted to all of our named executive officers were granted under our 2009 Incentive Plan. Options were issued with an exercise price equal to the fair market value on the date of grant. The stock option exercise price is set at the average of the high and low price on the date of grant. The shares vest in three equal annual installments and may be exercised for seven years from the date of grant. Please refer to the “Compensation Discussion and Analysis” section of this proxy statement for a description of 2011 stock option grants and our equity grant practices.

(6)	Each of the named executive officers participated in our PIP bonus program in 2011. On January 20, 2011, the compensation and benefits committee approved PIP financial goals for the first half of the fiscal year. On July 22, 2011, the committee approved financial goals for the second half of the fiscal year. The amounts shown under “Threshold” represent payment of 50% of the target PIP for the half-year performance period, our estimate of the minimum amount payable, assuming threshold level performance is achieved for all performance measures. The amounts shown under “Target” represent estimated payment of 100% of the target bonus for the half-year performance period. The amounts shown under “Maximum” represent estimated payment of 200% of the target bonus for the half-year performance period, our estimate of the maximum amount payable.

All of our named executive officers participated in both the first half and second half 2011 PIP performance periods. The actual PIP payments for the first and second half 2011 performance periods have been made. The total 2011 PIP payment to each named executive officer and a description of the PIP is provided in the “Compensation Discussion and Analysis” section of this proxy statement and is reflected in the Summary Compensation Table.

(7)	On January 20, 2011, the compensation and benefits committee reviewed stock option, restricted stock and performance unit grants for all of our named executive officers, and approved them with an effective grant date on the third business day following the release of 2010 full year earnings, which was February 8, 2011. Therefore, the date of grant was after the release of material information regarding our 2010 financial performance.

Outstanding Equity Awards at 2011 Fiscal Year-End

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(7)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(7)
Robert F. Friel	0	(1)	198,337	$26.580	2/8/2018
	84,033	(1)	168,068	$21.005	2/9/2017
	253,182	(1)	126,592	$12.945	2/3/2016
	249,715	(1)	0	$25.020	1/29/2015
	112,461	(1)	0	$23.450	1/30/2014
	101,130	(1)	0	$22.580	1/31/2013
	85,000	(1)	0	$22.220	1/3/2012
	141,000	(2)	0	$16.435	10/22/2013
						71,805	(3)	$1,436,100
						50,000	(4)	$1,000,000
						58,031	(5)	$1,160,620
									37,279	(6)	$745,580

Frank A. Wilson	0	(1)	37,535	$26.580	2/8/2018
	15,537	(1)	31,074	$21.005	2/9/2017
	21,840	(1)	10,920	$16.205	5/18/2016
						13,276	(3)	$265,520
						10,982	(5)	$219,640
									2,725	(6)	$54,500

Daniel R. Marshak	0	(1)	26,360	$26.580	2/8/2018
	10,504	(1)	21,009	$21.005	2/9/2017
	21,701	(1)	10,851	$12.945	2/3/2016
	19,292	(1)	0	$25.020	1/29/2015
	12,183	(1)	0	$23.450	1/30/2014
	15,000	(1)	0	$20.495	5/22/2013
						8,976	(3)	$179,520
						1,600	(4)	$32,000
						7,712	(5)	$154,240
									3,196	(6)	$63,920

Joel S. Goldberg	0	(1)	30,710	$26.580	2/8/2018
	12,698	(1)	25,397	$21.005	2/9/2017
	38,194	(1)	19,098	$12.945	2/3/2016
	17,000	(1)	0	$27.640	7/21/2015
						10,850	(3)	$217,000
						2,600	(4)	$52,000
						8,985	(5)	$179,700
									5,624	(6)	$112,480

John R. Letcher	0	(1)	14,075	$26.580	2/8/2018
	5,975	(1)	11,952	$21.005	2/9/2017
	16,666	(1)	8,334	$12.945	2/3/2016
	16,000	(1)	0	$25.020	1/29/2015
	16,000	(1)	0	$23.450	1/30/2014
	5,000	(1)	0	$22.580	1/31/2013
						5,106	(3)	$102,120
						4,118	(5)	$82,360

NOTES

(1)	Vests at a rate of one-third annually on the anniversary of the date of grant over the first three years of the seven-year option term.

(2)	Vests at a rate of one-quarter annually on the anniversary of the date of grant over the first four years of the ten-year option term.

(3)	Time-based restricted stock grant that vests 100% on the third anniversary of the date of grant. The date of grant was February 9, 2010.

(4)	Time-based restricted stock grant that vests 50% on the first anniversary of the date of grant and 50% on the second anniversary of the date of grant. The date of grant was February 8, 2011.

(5)	Time-based restricted stock grant that vests 100% on the third anniversary of the date of grant. The date of grant was February 8, 2011.

(6)	Performance-based restricted stock grant that vests based on the achievement of annual EPS goals; shares are forfeited if all goals are not met by the end of 2011.

(7)	These columns provide the value of unvested restricted shares based on the closing price of our stock on the last business day of fiscal 2011 ($20.00).

Option Exercises and Stock Vested in Fiscal 2011

	Option Awards (1)		Stock Awards (2)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (3)
Robert F. Friel	—	—	37,278	$938,660
Frank A. Wilson	—	—	2,725	$68,616
Daniel R. Marshak	—	—	3,195	$80,450
Joel S. Goldberg	—	—	5,624	$141,612
John R. Letcher	—	—	10,000	$259,600

NOTES

(1)	None of our named executive officers exercised stock options during fiscal 2011.

(2)	Reflects restricted shares which vested in fiscal 2011. On January 20, 2011, the compensation and benefits committee approved vesting on grants of performance-contingent restricted shares under our LTIP. Based on achievement in excess of the 2010 EPS goal, the committee approved vesting for one-third of the restricted shares granted in 2009 under the 2009 LTIP: Mr. Friel: 37,278 shares; Mr. Wilson: 2,725 shares; Mr. Marshak: 3,195 shares; and Mr. Goldberg: 5,624 shares. Mr. Letcher did not participate in the 2009 LTIP grant. On February 4, 2011, restricted stock granted to Mr. Letcher on February 4, 2008 vested. The shares vested 100% three years following the date of grant.

(3)	Based on the fair market value of the shares on the date of vesting.

2011 Pension Benefits

The table below shows the present value of accumulated benefits payable to each of our named executive officers and the number of years of service credited to each of the named executive officers under our qualified defined benefit plan (the PerkinElmer, Inc. Employees Retirement Plan) and the non-qualified PerkinElmer, Inc. Supplemental Executive Retirement Plan, or SERP. There were no payments made to the named executive officers during fiscal 2011.

Name	Plan Name	Number of Years Credited Service (1) (#)	Present Value of Accumulated Benefit (2)(3) ($)	Payments During Last Fiscal Year ($)
Robert F. Friel	PerkinElmer, Inc. Employees Retirement Plan	4.17	$87,000	—
	PerkinElmer, Inc. Supplemental Executive Retirement Plan	12.92	$3,682,798	—

Frank A. Wilson	PerkinElmer, Inc. Employees Retirement Plan	—	—	—
	PerkinElmer, Inc. Supplemental Executive Retirement Plan	—	—	—

Daniel R. Marshak	PerkinElmer, Inc. Employees Retirement Plan	—	—	—
	PerkinElmer, Inc. Supplemental Executive Retirement Plan	—	—	—

Joel S. Goldberg	PerkinElmer, Inc. Employees Retirement Plan	—	—	—
	PerkinElmer, Inc. Supplemental Executive Retirement Plan	—	—	—

John R. Letcher	PerkinElmer, Inc. Employees Retirement Plan	4.17	$46,085	—
	PerkinElmer, Inc. Supplemental Executive Retirement Plan	—	—	—

NOTES

(1)	For the Employees Retirement Plan, the number of years of credited service varies from years of actual service with PerkinElmer for Messrs. Friel and Letcher because their accruals ceased March 15, 2003. Messrs. Wilson, Marshak, and Goldberg have no credited service because they joined PerkinElmer after the plan was closed to new members and are not eligible.

Only Mr. Friel is eligible for benefits under the SERP and his number of years of credited service under that plan matches his years of service with PerkinElmer. Messrs. Wilson, Marshak, Goldberg, and Letcher are not eligible for this plan and therefore show zero years of credited service for the SERP.

(2)	Mr. Friel is 100% vested in his benefits under the SERP as he has satisfied the age and service requirements. Messrs. Friel and Letcher are vested in their Employees Retirement Plan benefit because both have at least five years of vesting service credit under the plan.

(3)	The valuation method and all material assumptions applied in quantifying the present value of the current accrued benefits above are disclosed in Note 15 to the consolidated financial statements in our annual report on Form 10-K for the fiscal year ended January 1, 2012.

Employees Retirement Plan

The PerkinElmer, Inc. Employees Retirement Plan is a defined benefit pension plan. At the beginning of 2011, the only employees actively accruing benefits under this plan were those employed as of January 31, 2001 by our former Optoelectronics business. Benefit accruals for these employees ceased effective January 31, 2011, therefore, we no longer have any employees actively accruing benefits under this plan on or after February 1, 2011.

We closed the retirement plan to new employees as of January 31, 2001 and employees of our former Life Sciences business ceased future accruals in the plan as of the same date. We amended the retirement plan to cease future accruals as of March 15, 2003 for employees of what was then our Analytical Instruments business and our corporate office. None of the named executive officers accrued benefits under the retirement plan after March 15, 2003.

Subject to maximum benefit limitations prescribed by law, a participant will be entitled to receive an annual payment equal to the sum of 0.85% of the participant’s final average earnings, multiplied by the number of years of credited service with PerkinElmer, plus 0.75% of the excess of such earnings over the covered compensation base, multiplied by the number of years of credited service (not in excess of 35) with PerkinElmer. For this purpose, a participant’s final average earnings are the average of his base salary for the five consecutive highest salaried years out of the last ten years of credited service with PerkinElmer. The annual compensation taken into account under the retirement plan for purposes of calculating a participant’s final average earnings is subject to limitations under the retirement plan. For 2011, the maximum annual compensation for these purposes was $245,000. The maximum benefit payable from the retirement plan for 2011 was $195,000 payable under the Employees Retirement Plan normal annuity form.

All of our employees who participate in the retirement plan are required either to complete five years of service with the Company or reach their normal retirement date while employed by the Company, whichever is first to occur, before they have a vested interest in the retirement plan.

Supplemental Executive Retirement Plan

In addition to the retirement plan described above, we maintain the PerkinElmer, Inc. Supplemental Executive Retirement Plan, or SERP, which provides additional benefits to officers who became eligible for the plan prior to its closure. We closed the SERP to new participants effective July 1, 2000. Mr. Friel is the sole active participant in the SERP. Messrs. Wilson, Marshak, Goldberg, and Letcher joined PerkinElmer or were promoted to officer positions after the plan was closed to new entrants and therefore are not eligible for SERP participation. Officers previously designated by our board of directors are eligible to receive benefits under the supplemental plan when they have completed five years of service and reached 55 years of age while employed by PerkinElmer. In the event of a change of control of PerkinElmer, however, participants in the supplemental plan are eligible to receive benefits regardless of age or years of service, or may receive additional years of credited service upon termination of employment in certain situations (please see “Potential Payments upon Termination or Change in Control” below, for more information). If a participant dies while an employee prior to attaining age 55, but after the completion of five years of service with us, the participant’s eligible spouse is entitled to receive a benefit in the form of 50% of the benefit the participant would have received upon attaining age 55, commencing on the date the participant would have attained age 55.

The supplemental plan is administered by the compensation and benefits committee of our board of directors. Our board may amend or terminate the supplemental plan at any time; however, such amendment or termination may not reduce or eliminate the benefit payments currently being made or the accrued plan benefit of any participant.

The supplemental plan provides an annual benefit payable at retirement which is in addition to the benefit payable from the retirement plan described above. Under the SERP, a participant will be entitled to receive an annual payment equal to 0.85% of average total compensation, consisting of salary and bonus, for each year of credited service, plus 0.75% of average total compensation in excess of the covered compensation base for each year of credited service limited to 35 years; less the participant’s benefit payable from the retirement plan, assuming no reduction to the benefit payable due to the participant’s early retirement. No actuarial adjustment is made as a result of retirement before or after age 65. Average total compensation is the average of a participant’s total cash compensation for the highest-compensated consecutive five years of credited service out of his last ten years of credited service prior to age 65 (or his age at earlier termination of employment). Mr. Friel has completed at least five years of service and became vested in the supplemental plan and eligible for early retirement upon reaching age 55 in 2010.

The change in the value of SERP benefits in 2011 for Mr. Friel is included in the “Change in Pension and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table. Due primarily to the drop in interest rates in the United States and associated lowering of discount rates, the value reported for the “Change in Pension and Nonqualified Deferred Compensation Earnings” for fiscal 2011 has increased significantly over the value reported for fiscal 2010. The portion of the increase to Mr. Friel’s SERP benefit as reported for fiscal 2011 under “Change in Pension and Nonqualified Deferred Compensation Earnings” in the Summary Compensation Table which is attributable to actuarial and interest rate changes is $800,000. The remaining increase for fiscal 2011 is attributable to Mr. Friel’s 2011 accrual under the SERP, which takes into account his additional year of service to the Company and his 2011 compensation. There has been no amendment to the SERP or change in the method of benefit calculation.

2011 Non-Qualified Deferred Compensation

The following table presents 2011 Non-Qualified Deferred Compensation Plan contribution, withdrawal, and balance information for our named executive officers:

Name	Executive Contributions in Last Fiscal Year (1) ($)	Registrant Contributions in Last Fiscal Year (2) ($)	Aggregate Earnings/(Loss) in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End (3) ($)
Robert F. Friel	—	$33,875	$10	—	$129,453
Frank. A. Wilson	—	$9,450	($2)	—	$17,731
Daniel R. Marshak	—	$8,200	($474)	$52,502	$21,848
Joel S. Goldberg	—	$5,500	($825)	—	$14,342
John R. Letcher	—	$4,125	($7,238)	—	$277,586

NOTES

(1)	The amounts in this column reflect officer contributions to our deferred compensation plan during 2011. None of our named executive officers elected to defer compensation in 2011.

(2)	The amounts in this column represent 401(k) Excess contributions under our deferred compensation plan. These amounts are also reported under “All Other Compensation” in the Summary Compensation Table of this proxy statement.

(3)	The amounts in this column include the amounts reported under “Registrant Contributions in Last Fiscal Year”, which are also reported under “All Other Compensation” in the Summary Compensation Table of this proxy statement.

Non-Qualified Deferred Compensation Plan

PerkinElmer established the PerkinElmer, Inc. Deferred Compensation Plan, amended and restated in 2008, to provide our non-employee directors and a select group of management and highly compensated employees, including named executive officers, the opportunity to defer receipt of certain compensation in order to build savings. This plan is unfunded for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974 (“ERISA”), and as such, is subject to the claims of general creditors in the event of PerkinElmer’s insolvency.

In December 2010, due to low participation and high administrative costs, the committee amended the plan to cease participant deferral elections for plan years beginning January 1, 2011 or later. The plan remains active for the administration and management of prior deferrals and current account balances. Company contributions of 401(k) Excess benefits will continue to be made to this plan for eligible participants. More information about 401(k) Excess benefits is provided under “Additional benefits and perquisites” in the Compensation Discussion and Analysis section of this proxy statement.

Prior to the cessation of deferral elections, eligible participants could elect to defer up to 50% of base salary and up to 100% of annual PIP bonus payments. Executives eligible for awards under our LTIP could also elect to defer up to 100% of performance unit cash payments. Non-employee directors could elect to defer up to 100% of their cash retainer and up to 100% of their annual stock grant. Until April 1, 2008 when the provision was eliminated, eligible participants could also defer up to 100% of restricted stock grants.

An account is maintained for each participant reflecting deferrals, any 401(k) Excess company contributions, and increases or decreases in account value based on investment performance. The plan offers a selection of notional fund investments similar to those available under the PerkinElmer, Inc. 401(k) Savings Plan, including PerkinElmer common stock. The participant directs the investment of his or her cash deferrals. Deferrals of PerkinElmer stock awards and any cash deferrals invested in PerkinElmer stock must remain in the form of PerkinElmer stock while in the plan. Participants may change their mutual fund investment options or transfer cash deferrals among the mutual funds at any time. Any earnings in this plan are market-based, and earnings are not guaranteed. Interest rates and earnings depend on investment choices directed by the participant.

Eligible participants have made deferral elections, distribution elections, and any changes to distribution elections in accordance with limitations set forth in the plan and tax rules applicable to non-qualified deferred compensation. Distributions are made in a lump sum at retirement unless the participant chooses one of the following distribution elections: (a) lump sum in a future year at least one year later than the year of deferral, (b) a specified number of annual installments to begin at least one year later than the year of deferral, or (c) a specified number of annual installments to begin at retirement. The participant may also elect to receive a lump sum distribution in the event of a change in control, as described in the plan. Participants who terminate employment for reasons other than retirement receive a lump sum distribution after termination. While elections to receive distributions following a change in control and termination are allowed by the plan, these distributions do not represent accelerated vesting or change the form or amount of benefit, and therefore these distributions are not reflected in the “Potential Payments upon Termination or Change in Control” tables presented in this proxy. In the case of severe and unforeseen financial emergency, and subject to approval by our compensation and benefits committee of the board of directors, the participant may make an emergency withdrawal limited to the amount necessary to meet the emergency need.

In December 2008, the Plan was amended to bring it into documentary compliance with Section 409A. The Plan has operated in compliance with Section 409A since January 1, 2005.

Potential Payments upon Termination or Change in Control

Under the employment agreements we have with our named executive officers, each is entitled to certain compensation in the event of a change in control of PerkinElmer or the termination of their employment. Different terms apply if the termination occurs after a change in control of PerkinElmer (as defined in the agreements and described briefly below). The tables that follow reflect the amount of compensation due to our named executive officers in these different situations. The amounts shown assume that such termination or change in control event was effective as of January 1, 2012 and are only estimates of the amounts payable. The actual amounts to be paid out in any of the situations listed below can only be determined at the time of such executive’s separation from PerkinElmer.

Change in Control

Our executive officers are entitled to certain compensation if there is a change in control of PerkinElmer. “Change in control” as defined in the agreements includes in general terms:

•

a merger, consolidation or reorganization or sale of substantially all of the assets of PerkinElmer, unless immediately after the transaction (a) all of the shareholders before the transaction hold at least 50% of the shares and combined voting power of the resulting entity and (b) no person or entity owns 20% or more of the outstanding shares entitled to vote of the new entity (except to the extent such ownership existed before the transaction);

•

an acquisition of shares of our common stock that results in a person or entity owning 20% or more of our outstanding common stock or combined voting power (excluding acquisitions by us and other limited exceptions);

•	the election of a majority of directors not nominated or elected by our board; and

•	the approval of our stockholders of a complete liquidation or dissolution of PerkinElmer.

Our executive officers’ employment and award agreements provide for the following in the event of a change in control of PerkinElmer:

•

continued employment of the executive in a management position (or, for Mr. Friel, as Chief Executive Officer and President) for three years from the date of the change in control without (with limited exceptions) decreasing the executive’s salary and benefits for that period, and the agreement of the executive not to resign, except for good reason (as defined in his or her agreement), during the year following the change in control;

•	full vesting of all outstanding restricted stock, option awards, or similar equity awards;

•	payment of performance units at target;

•

extension of the exercise period for all vested option awards until the later of (a) the third anniversary of the change in control or (b) the one year anniversary of the termination of his or her employment (but not in any event beyond the original term of the option); and

•

if the executive is a participant, full vesting in our SERP and credit for an additional three years of service for the purposes of determining the amount the executive is entitled to receive under our SERP (for more information about this program, please see “Pension Benefits”, above).

Following an evaluation of market practices, the committee determined on February 25, 2010 that future employment agreements issued to newly promoted or newly hired officers will provide 100% equity vesting upon termination following a change in control if the officer’s employment is terminated within a specified period of time following the change in control.

Termination after a Change in Control

If the executive’s employment is terminated within 36 months after a change in control other than for cause (as defined in the agreement), or by the executive for good reason (as defined in the agreement), the executive is entitled to receive:

•	A lump sum payment on the date of termination equal to the sum of:

•	the executive’s unpaid base salary through the date of termination;

•	a pro rata portion of his or her prior year’s bonus; and

•

the executive’s full salary (as the term is described in his or her agreement, meaning generally the base salary plus previous year’s bonus) multiplied by three for Messrs. Friel and Marshak, and multiplied by two for Messrs. Wilson, Goldberg and Letcher. Payments will be made in accordance with tax rules applicable to non-qualified deferred compensation as described in the agreements.

•

Continued participation in all employee benefit plans and arrangements for 36 months for Messrs. Friel and Marshak, and for 24 months for Messrs. Wilson, Goldberg and Letcher, following the termination of employment on the same terms as in effect immediately prior to the termination of employment.

All payments listed above are determined without adjustments for excise tax that may be due under Section 280G of the Internal Revenue Code, which we refer to as Section 280G. Under these employment agreements, our executive officers are eligible to receive one or more “gross-up payments” (as defined in the agreement) from us to ensure that after we make these termination or change in control payments, the executive is in the same economic position as if the payment were not subject to an excise tax. The payments would be equal to the sum of (a) the excise tax on any “parachute payments” (as defined in Section 280G) and (b) the amount of additional tax imposed on or borne by the executive attributable to the receipt of the gross-up payment. We will pay for the expense of determining the amount of these payments.

On July 30, 2010, the committee determined that future employment agreements issued to newly promoted or newly hired officers will not include gross-up payments for excise taxes due under Section 280G.

Termination without Cause

If we terminate the employment of any of our named executive officers other than Mr. Friel without cause (as defined in these employment agreements) other than after a change in control, the executive is entitled to receive the compensation listed below, for one year after the termination date:

•	full salary (as the term is described in the individual’s agreement, meaning generally base salary and previous year’s bonus); and

•	continued participation in all employee benefit plans and arrangements on the same terms as in effect immediately prior to the termination of employment.

Our agreements with Messrs. Wilson, Marshak, Goldberg and Letcher provide that each execute a severance agreement and release before we begin severance payments. In December 2010, the committee approved amendments to the employment agreements for Messrs. Wilson, Marshak, Goldberg and Letcher to clarify that any severance benefits paid pursuant to the signing of a release agreement would commence payment on the 60th day following termination of employment. This amendment was approved in order to ensure continued compliance of our employment agreements under Section 409A of the Internal Revenue Code.

If we terminate Mr. Friel’s employment without cause (as defined in his agreement) other than after a change in control, he is entitled to receive his full salary (meaning generally his base salary plus previous year’s bonus) for a period of two years following the termination and continue to participate in the benefits and arrangements available to him immediately prior to termination. He will also receive:

•	extension of the exercise period for all options vested as of the date of the termination of employment until the earlier of the original term or one year from the termination; and

•	two additional years of credited service under the SERP.

Disability

If any of our executives is determined to be “disabled” (as defined in his or her employment agreement) for 180 continuous days, our board of directors may terminate his or her employment twelve months after providing written notice. In this situation, the executive is entitled to the following:

•	During the first 180 days of continuous disability, payments equal to the difference between the executive’s salary and our short-term disability income plan;

•	During the twelve months after 180 days of continuous disability, payments equal to the difference between the executive’s salary and payments under our long-term disability plan.

The executive’s employment will terminate and payments (other than those to which the executive may be entitled to receive under the long-term disability plan) will cease twelve months following the written notice of termination.

If a named executive officer is (1) terminated for cause (as defined in his or her employment agreement), (2) submits a resignation that we accept or (3) dies, PerkinElmer will pay his or her full salary through the date of termination, after which obligations for payment cease.

Performance Unit Program

Our performance unit program under LTIP provides that if a participant’s employment is terminated for any reason other than death or disability prior to the payment of the award, the participant is not entitled to receive the award. If a participant dies or becomes disabled, the award will vest at the target amount and the payment will be prorated to reflect the portion of time that the participant was employed during the performance period. Upon a change in control, the performance unit award will vest at the target amount and will be paid to the participant.

Non-Qualified Deferred Compensation Plan

While elections to receive distributions following a change in control and termination are allowed by our Non-Qualified Deferred Compensation Plan, these distributions do not represent accelerated vesting or change the form or amount of benefit, and therefore, these potential distributions are not reflected in the “Potential Payments upon Termination or Change in Control” tables presented below.

The following table shows the potential payments upon termination or a change of control of PerkinElmer as of January 1, 2012, the last day of our fiscal year 2011, for Robert F. Friel, Chairman and Chief Executive Officer.

Executive Benefits and Payments	Termination by Company for Cause / Termination by Executive Voluntarily	Termination by Company without Cause	Disability	Death	Change in Control (without Termination)	Upon Change in Control, Termination by Company without Cause / Termination by Executive for Good Reason
Compensation
Full Salary
Base salary	$—	$1,860,000	$—	$—	$—	$2,790,000
Bonus	$—	$3,544,800	$—	$—	$—	$5,317,200
Prorata Bonus	$—	$—	$—	$—	$—	$884,900
Benefits and Perquisites
Health & Welfare and Perquisite Benefits
Active Health & Welfare Continuation	$—	$61,561	$—	$—	$—	$92,342
Perquisite Benefit Continuation (including auto, financial planning)	$—	$164,750	$—	$—	$—	$243,625
Disability Benefits	$—	$—	(1)(2)	$—	$—	$—
Supplemental Executive Retirement Plan	(3)(4)	(5)	(6)	(7)	$8,130,141	$8,130,141
Restricted Stock and Option Awards (8)
Accelerated Vesting of Restricted Stock	$—	$—	$—	$—	$3,596,720	$3,596,720
Accelerated Vesting of Options	$—	$—	$—	$—	$893,107	$893,107
Performance Unit Program of LTIP	$—	$—	$3,580,973	$3,580,973	$4,833,420	$4,833,420

Total to Executive	$—	$5,631,111	$3,580,973	$3,580,973	$17,453,388	$26,781,455

Excise Tax & Gross-up Payments	$—	$—	$—	$—	$4,707,308	$9,355,364

NOTES

(1)

As provided in Mr. Friel’s employment agreement, during the first 180 days of continuous disability, the Company will make periodic payments to Mr. Friel equal to the difference between his base salary and the benefits provided by the Company’s short-term disability income plan (STD Plan). The STD Plan provides for 66 2/3% of weekly gross salary up to a maximum of $2,500 per week.

(2)	As provided in Mr. Friel’s employment agreement, during the twelve-month notice period following the first 180 days of continuous disability, the Company will make periodic payments to Mr. Friel equal to the difference between his base salary and the benefits provided by the Company’s long-term disability income plan (LTD Plan). The LTD Plan provides for 60% of monthly gross salary up to a maximum of $15,000 per month.

(3)	For the “Termination by Company for Cause” scenario, it is assumed that $0 will be payable from the Supplemental Executive Retirement Plan to Mr. Friel. This assumed determination is based upon the Company’s interpretation of Article 8 of the Supplemental Executive Retirement Plan document which states that a Participant who acts in a manner prejudicial to the interests of the Company shall forfeit his rights to benefits under the Plan. The Company would need to evaluate the specific facts and circumstances surrounding any “Termination by Company for Cause” scenario in order to determine whether a benefit would be payable under the Supplemental Executive Retirement Plan in an actual termination event.

(4)	As provided for by the Supplemental Executive Retirement Plan, upon the “Termination by Executive Voluntarily” scenario, Mr. Friel is currently eligible to receive an annual life annuity equal to $409,783 commencing January 1, 2012.

(5)	As provided for by the Supplemental Executive Retirement Plan, upon the “Termination by Company without Cause” scenario, Mr. Friel is currently eligible to receive an annual life annuity equal to $474,794 commencing January 1, 2012.

(6)	As provided for by the Supplemental Executive Retirement Plan, upon the “Disability” scenario, Mr. Friel is currently eligible to receive an annual life annuity equal to $409,783 commencing January 1, 2012.

(7)	As provided for by the Supplemental Executive Retirement Plan, upon death, Mr. Friel’s Eligible Spouse is entitled to receive an annual life annuity of $184,402 commencing the first of the month following Mr. Friel’s death, provided Mr. Friel’s Eligible Spouse is still living.

(8)	As provided in Mr. Friel’s employment agreement, in the event of his “Termination by the Company without Cause”, his vested option awards will remain exercisable through the period ending on the earlier of (a) the first anniversary of his termination date or (b) the expiration date of the original term of the option award. The Company was unable to determine a reliable value for this provision which extends the option term. Using an option pricing model and various assumptions, the Company produced valuations ranging from $0 to $983,013.

Additionally, as provided in Mr. Friel’s employment agreement, upon a change in control, all outstanding option awards will fully vest and remain exercisable through the period ending on the earlier of (a) the later of (i) the third anniversary of the change in control date or (ii) the first anniversary of Mr. Friel’s termination date or (b) the expiration date of the original term of the option award. Based on the reasonable assumption that all options would be cashed out upon change in control, the Company believes that this provision which extends the option term would not have value in the event of a change in control. This is based on our assumption that in a change in control scenario, a PerkinElmer stock option would cease to exist after the change in control event because PerkinElmer common stock would be unlikely to exist after the event. Instead, the most likely scenario is that the vested options would be exercised, and in exchange for his shares, the executive would receive whatever form of compensation is provided to all PerkinElmer shareholders under the terms of the deal (“cash out”).

The following table shows the potential payments upon termination or a change of control of PerkinElmer as of January 1, 2012, the last day of our fiscal year 2011, for Frank A. Wilson, Senior Vice President and Chief Financial Officer.

Executive Benefits and Payments	Termination by Company for Cause / Termination by Executive Voluntarily	Termination by Company without Cause	Disability	Death	Change in Control (without Termination)	Upon Change in Control, Termination by Company without Cause / Termination by Executive for Good Reason
Compensation
Full Salary
Base salary	$—	$440,000	$—	$—	$—	$880,000
Bonus	$—	$545,469	$—	$—	$—	$1,090,938
Prorata Bonus	$—	$—	$—	$—	$—	$261,736
Benefits and Perquisites
Health & Welfare and Perquisite Benefits
Active Health & Welfare Continuation	$—	$24,336	$—	$—	$—	$48,672
Perquisite Benefit Continuation (including auto, financial planning)	$—	$45,948	$—	$—	$—	$84,896
Disability Benefits	$—	$—	(1)(2)	$—	$—	$—
Supplemental Executive Retirement Plan	$—	$—	$—	$—	$—	$—
Restricted Stock and Option Awards (3)
Accelerated Vesting of Restricted Stock	$—	$—	$—	$—	$485,160	$485,160
Accelerated Vesting of Options	$—	$—	$—	$—	$41,441	$41,441
Performance Unit Program of LTIP	$—	$—	$413,726	$413,726	$648,660	$648,660

Total to Executive	$—	$1,055,753	$413,726	$413,726	$1,175,261	$3,541,503

Excise Tax & Gross-up Payments	$—	$—	$—	$—	$—	$1,112,827

NOTES

(1)

As provided in Mr. Wilson’s employment agreement, during the first 180 days of continuous disability, the Company will make periodic payments to Mr. Wilson equal to the difference between his base salary and the benefits provided by the Company’s short-term disability income plan (STD Plan). The STD Plan provides for 66 2/3% of weekly gross salary up to a maximum of $2,500 per week.

(2)	As provided in Mr. Wilson’s employment agreement, during the twelve-month notice period following the first 180 days of continuous disability, the Company will make periodic payments to Mr. Wilson equal to the difference between his base salary and the benefits provided by the Company’s long-term disability income plan (LTD Plan). The LTD Plan provides for 60% of monthly gross salary up to a maximum of $15,000 per month.

(3)	As provided in Mr. Wilson’s employment agreement, upon a change in control, all outstanding option awards will fully vest and remain exercisable through the period ending on the earlier of (a) the later of (i) the third anniversary of the change in control date or (ii) the first anniversary of Mr. Wilson’s termination date or (b) the expiration date of the original term of the option award. Based on the reasonable assumption that all options would be cashed out upon change in control, the Company believes that this provision which extends the option term would not have value in the event of a change in control. This is based on our assumption that in a change in control scenario, a PerkinElmer stock option would cease to exist after the change in control event because PerkinElmer common stock would be unlikely to exist after the event. Instead, the most likely scenario is that the vested options would be exercised, and in exchange for his shares, the executive would receive whatever form of compensation is provided to all PerkinElmer shareholders under the terms of the deal (“cash out”).

The following table shows the potential payments upon termination or a change of control of PerkinElmer as of January 1, 2012, the last day of our fiscal year 2011, for Daniel R. Marshak, Senior Vice President and Chief Scientific Officer.

Executive Benefits and Payments	Termination by Company for Cause / Termination by Executive Voluntarily	Termination by Company without Cause	Disability	Death	Change in Control (without Termination)	Upon Change in Control, Termination by Company without Cause / Termination by Executive for Good Reason
Compensation
Full Salary
Base salary	$—	$412,000	$—	$—	$—	$1,236,000
Bonus	$—	$477,200	$—	$—	$—	$1,431,600
Prorata Bonus	$—	$—	$—	$—	$—	$252,200
Benefits and Perquisites
Health & Welfare and Perquisite Benefits
Active Health & Welfare Continuation	$—	$18,832	$—	$—	$—	$56,497
Perquisite Benefit Continuation (including auto, financial planning)	$—	$44,698	$—	$—	$—	$120,094
Disability Benefits	$—	$—	(1)(2)	$—	$—	$—
Supplemental Executive Retirement Plan	$—	$—	$—	$—	$—	$—
Restricted Stock and Option Awards (3)
Accelerated Vesting of Restricted Stock	$—	$—	$—	$—	$365,760	$365,760
Accelerated Vesting of Options	$—	$—	$—	$—	$76,554	$76,554
Performance Unit Program of LTIP	$—	$—	$362,813	$362,813	$525,480	$525,480

Total to Executive	$—	$952,730	$362,813	$362,813	$967,794	$4,064,185

Excise Tax & Gross-up Payments	$—	$—	$—	$—	$—	$1,453,602

NOTES

(1)

As provided in Mr. Marshak’s employment agreement, during the first 180 days of continuous disability, the Company will make periodic payments to Mr. Marshak equal to the difference between his base salary and the benefits provided by the Company’s short-term disability income plan (STD Plan). The STD Plan provides for 66 2/3% of weekly gross salary, up to a maximum of $2,500 per week.

(2)	As provided in Mr. Marshak’s employment agreement, during the twelve-month notice period following the first 180 days of continuous disability, the Company will make periodic payments to Mr. Marshak equal to the difference between his base salary and the benefits provided by the Company’s long-term disability income plan (LTD Plan). The LTD Plan provides for 60% of monthly gross salary up to a maximum of $15,000 per month.

(3)	As provided in Mr. Marshak’s employment agreement, upon a change in control, all outstanding option awards will fully vest and remain exercisable through the period ending on the earlier of (a) the later of (i) the third anniversary of the change in control date or (ii) the first anniversary of Mr. Marshak’s termination date or (b) the expiration date of the original term of the option award. Based on the reasonable assumption that all options would be cashed out upon change in control, the Company believes that this provision which extends the option term would not have value in the event of a change in control. This is based on our assumption that in a change in control scenario, a PerkinElmer stock option would cease to exist after the change in control event because PerkinElmer common stock would be unlikely to exist after the event. Instead, the most likely scenario is that the vested options would be exercised, and in exchange for his shares, the executive would receive whatever form of compensation is provided to all PerkinElmer shareholders under the terms of the deal (“cash out”).

The following table shows the potential payments upon termination or a change of control of PerkinElmer as of January 1, 2012, the last day of our fiscal year 2011, for Joel S. Goldberg, Senior Vice President, General Counsel and Secretary.

Executive Benefits and Payments	Termination by Company for Cause / Termination by Executive Voluntarily	Termination by Company without Cause	Disability	Death	Change in Control (without Termination)	Upon Change in Control, Termination by Company without Cause / Termination by Executive for Good Reason
Compensation
Full Salary
Base salary	$—	$360,000	$—	$—	$—	$720,000
Bonus	$—	$485,390	$—	$—	$—	$970,780
Prorata Bonus	$—	$—	$—	$—	$—	$250,890
Benefits and Perquisites
Health & Welfare and Perquisite Benefits
Active Health & Welfare Continuation	$—	$24,852	$—	$—	$—	$49,704
Perquisite Benefit Continuation (including auto, financial planning)	$—	$41,998	$—	$—	$—	$76,996
Disability Benefits	$—	$—	(1)(2)	$—	$—	$—
Supplemental Executive Retirement Plan	$—	$—	$—	$—	$—	$—
Restricted Stock and Option Awards (3)
Accelerated Vesting of Restricted Stock	$—	$—	$—	$—	$448,700	$448,700
Accelerated Vesting of Options	$—	$—	$—	$—	$134,736	$134,736
Performance Unit Program of LTIP	$—	$—	$541,987	$541,987	$734,120	$734,120

Total to Executive	$—	$912,240	$541,987	$541,987	$1,317,556	$3,385,926

Excise Tax & Gross-up Payments	$—	$—	$—	$—	$—	$1,050,184

NOTES

(1)

As provided in Mr. Goldberg’s employment agreement, during the first 180 days of continuous disability, the Company will make periodic payments to Mr. Goldberg equal to the difference between his base salary and the benefits provided by the Company’s short-term disability income plan (STD Plan). The STD Plan provides for 66 2/3% of weekly gross salary up to a maximum of $2,500 per week.

(2)	As provided in Mr. Goldberg’s employment agreement, during the twelve-month notice period following the first 180 days of continuous disability, the Company will make periodic payments to Mr. Goldberg equal to the difference between his base salary and the benefits provided by the Company’s long-term disability income plan (LTD Plan). The LTD Plan provides for 60% of monthly gross salary up to a maximum of $15,000 per month.

(3)	As provided in Mr. Goldberg’s employment agreement, upon a change in control, all outstanding option awards will fully vest and remain exercisable through the period ending on the earlier of (a) the later of (i) the third anniversary of the change in control date or (ii) the first anniversary of Mr. Goldberg’s termination date or (b) the expiration date of the original term of the option award. Based on the reasonable assumption that all options would be cashed out upon change in control, the Company believes that this provision which extends the option term would not have value in the event of a change in control. This is based on our assumption that in a change in control scenario, a PerkinElmer stock option would cease to exist after the change in control event because PerkinElmer common stock would be unlikely to exist after the event. Instead, the most likely scenario is that the vested options would be exercised, and in exchange for his shares, the executive would receive whatever form of compensation is provided to all PerkinElmer shareholders under the terms of the deal (“cash out”).

The following table shows the potential payments upon termination or a change of control of PerkinElmer as of January 1, 2012, the last day of our fiscal year 2011, for John R. Letcher, Senior Vice President, Human Resources.

Executive Benefits and Payments	Termination by Company for Cause / Termination by Executive Voluntarily	Termination by Company without Cause	Disability	Death	Change in Control (without Termination)	Upon Change in Control, Termination by Company without Cause / Termination by Executive for Good Reason
Compensation
Full Salary
Base salary	$—	$330,000	$—	$—	$—	$660,000
Bonus	$—	$300,633	$—	$—	$—	$601,266
Prorata Bonus	$—	$—	$—	$—	$—	$144,800
Benefits and Perquisites
Health & Welfare and Perquisite Benefits
Active Health & Welfare Continuation	$—	$23,818	$—	$—	$—	$47,636
Perquisite Benefit Continuation (including auto, financial planning)	$—	$40,623	$—	$—	$—	$74,246
Disability Benefits	$—	$—	(1)(2)	$—	$—	$—
Supplemental Executive Retirement Plan	$—	$—	$—	$—	$—	$—
Restricted Stock and Option Awards (3)
Accelerated Vesting of Restricted Stock	$—	$—	$—	$—	$184,480	$184,480
Accelerated Vesting of Options	$—	$—	$—	$—	$58,796	$58,796
Performance Unit Program of LTIP	$—	$—	$95,533	$95,533	$184,480	$184,480

Total to Executive	$—	$695,074	$95,533	$95,533	$427,756	$1,955,704

Excise Tax & Gross-up Payments	$—	$—	$—	$—	$—	$—

NOTES

(1)

As provided in Mr. Letcher’s employment agreement, during the first 180 days of continuous disability, the Company will make periodic payments to Mr. Letcher equal to the difference between his base salary and the benefits provided by the Company’s short-term disability income plan (STD Plan). The STD Plan provides for 66 2/3% of weekly gross salary up to a maximum of $2,500 per week.

(2)	As provided in Mr. Letcher’s employment agreement, during the twelve-month notice period following the first 180 days of continuous disability, the Company will make periodic payments to Mr. Letcher equal to the difference between his base salary and the benefits provided by the Company’s long-term disability income plan (LTD Plan). The LTD Plan provides for 60% of monthly gross salary up to a maximum of $15,000 per month.

(3)	As provided in Mr. Letcher’s employment agreement, upon a change in control, all outstanding option awards will fully vest and remain exercisable through the period ending on the earlier of (a) the later of (i) the third anniversary of the change in control date or (ii) the first anniversary of Mr. Letcher’s termination date or (b) the expiration date of the original term of the option award. Based on the reasonable assumption that all options would be cashed out upon change in control, the Company believes that this provision which extends the option term would not have value in the event of a change in control. This is based on our assumption that in a change in control scenario, a PerkinElmer stock option would cease to exist after the change in control event because PerkinElmer common stock would be unlikely to exist after the event. Instead, the most likely scenario is that the vested options would be exercised, and in exchange for his shares, the executive would receive whatever form of compensation is provided to all PerkinElmer shareholders under the terms of the deal (“cash out”).

Equity Compensation Plan Information

The following table provides information about the securities authorized for issuance under our equity compensation plans as of January 1, 2012.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (1)
Equity compensation plans approved by holders of PerkinElmer securities (2)	5,143,745	$20.50	13,224,216
Equity compensation plans not approved by holders of PerkinElmer securities (3)	202,328	$22.36	0

Total	5,346,073	$20.57	13,224,216

NOTES

(1)	This column reflects shares available for issuance under our 2009 Incentive Plan and our 1998 Employee Stock Purchase Plan, as amended. Shareholders approved the 2009 Incentive Plan at our annual meeting of shareholders in April 2009, and since then these are the only plans under which we are authorized to issue shares. In addition to being available for future issuance upon exercise of options that may be granted after January 1, 2012, shares available for issuance under equity compensation plans, except for shares available for issuance under our 1998 Employee Stock Purchase Plan, may instead be issued in the form of restricted stock or other equity-based awards, subject to share limitations specified in those plans.

(2)	Includes 1.2 million shares which remain issuable under our 1998 Employee Stock Purchase Plan, as amended, of which approximately 75,000 shares are issuable in connection with the current offering period, which ends on June 30, 2012. To the extent that any outstanding option under our 1999 Incentive Plan, 2001 Incentive Plan, or 2005 Incentive Plan, all of which were approved by shareholders, expires or is cancelled prior to its exercise in full, the shares of common stock for which such option is not exercised become available for future grant under our 2009 Incentive Plan.

(3)	This table includes the options outstanding under our Life Sciences Plan. Set forth below under the heading “Non-Shareholder Approved Plans” is a description of the material terms of our Life Sciences Incentive Plan, or Life Sciences Plan, which we assumed in connection with our November 2001 acquisition of Packard BioScience Company.

Non-Shareholder Approved Plans

Life Sciences Plan

We assumed the Life Sciences Plan when we acquired Packard BioScience Company. As of our shareholders’ approval of the 2009 Incentive Plan at our 2009 annual meeting of shareholders, we are no longer authorized to issue awards under the Life Sciences Plan. Awards issued prior to our 2009 annual meeting of shareholders remain outstanding under the Life Sciences Plan. For more information about our 2009 Incentive Plan, please see “Equity award granting practices” in the “Compensation Discussion and Analysis” above.

Shares Subject to Plan:    A maximum of 2,322,606 shares in the Life Sciences Plan, as adjusted, were approved by the shareholders of Packard BioScience Company for awards under the plan. We have made and will make appropriate adjustments to the shares subject to these plans and to outstanding awards upon a stock dividend, stock split, reverse stock split, recapitalization, combination, reclassification or similar change in our capital structure. To the extent that any outstanding option under the Life Sciences Plan expires or terminates prior to exercise in full, or if shares issued upon exercise of an option or pursuant to a stock issuance are repurchased by us, the shares of common stock for which such option is not exercised, or the repurchased shares, will be cancelled and will not become available for future grant.

Administration:    The Life Sciences Plan is administered by our board of directors. Our board has the authority to adopt, amend and repeal administrative rules, guidelines and practices. Our board may delegate any or all of its powers under the Life Sciences Plan to one or more committees of our board.

Terms and Conditions:    Prior to our shareholders’ approval of the 2009 Incentive Plan, under the Life Sciences Plan, our board had the right to grant options to purchase common stock and determine the number of shares to be covered by each option, the exercise price, and the conditions and limitations applicable to the exercise of each option. The exercise price at the time of option grant could not be less than 100% of the fair market value of the common stock at the time the option was granted. The option term could not exceed 10 years.

Adjustments for Changes in Common Stock and Certain Other Events:    Under the Life Sciences Plan, in the event of our proposed liquidation or dissolution, our board will provide that all then unexercised options will become exercisable in full and terminate effective upon the liquidation or dissolution, except to the extent exercised before the effective date. Our board may specify the effect of a liquidation or dissolution on any award granted under the plans. In the event of an acquisition, defined as any merger or consolidation of PerkinElmer with or into another entity as a result of which our common stock is converted into or exchanged for the right to receive cash, securities or other property or any exchange of shares of PerkinElmer for cash, securities or other property pursuant to a statutory share exchange transaction, our board will provide that all outstanding options will be assumed, or equivalent options will be substituted, by the acquiring or succeeding corporation. If the acquiring or succeeding corporation does not agree to assume, or substitute for the options, our board will provide that unexercised options will become exercisable in full as of a specified time prior to the event.

Amendment:    Our board may, at any time, amend, suspend or terminate the plan.

PROPOSAL NO. 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

On December 16, 2011, our audit committee selected the firm of Deloitte & Touche LLP to act as our independent registered public accounting firm and to audit the books of PerkinElmer and its subsidiaries for the 2012 fiscal year, which ends on December 30, 2012. Deloitte & Touche LLP is currently performing these duties and has done so continuously since we retained its services on June 20, 2002. Although shareholder approval of the selection of Deloitte & Touche LLP is not required by law or NYSE rules, our audit committee believes it is advisable and has decided to give our shareholders the opportunity to ratify this selection. If this proposal is not approved by our shareholders at the meeting, our audit committee will reconsider its selection of Deloitte & Touche LLP.

We expect representatives of Deloitte & Touche LLP to be present at the annual meeting of shareholders. The representatives will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions from shareholders.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF

THE SELECTION OF DELOITTE & TOUCHE LLP TO SERVE AS OUR

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE CURRENT FISCAL YEAR.

PROPOSAL NO. 3

NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION

Our board of directors is providing shareholders with an advisory vote on executive compensation as required by Section 14A of the Exchange Act. This is a non-binding vote on the compensation of the Company’s named executive officers as described in the Compensation Discussion and Analysis, and the tabular disclosure of executive compensation and accompanying narrative, provided in this proxy statement. Our board is asking shareholders to approve a non-binding advisory vote on the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the compensation tables and any related material disclosed in this proxy statement, is hereby APPROVED.”

While the vote on executive compensation is non-binding and solely advisory in nature, our board of directors and our compensation and benefits committee will review the voting results and seek to determine the causes of any significant negative voting result to better understand the perspective and concerns of our shareholders.

Our executive compensation programs are designed to deliver competitive total compensation linked to the achievement of performance objectives and to attract, motivate and retain leaders who will drive the creation of shareholder value. The compensation and benefits committee continually reviews our executive compensation programs to ensure they achieve the desired goals. Shareholders are invited to consider the following evidence of the effectiveness and integrity of our executive compensation programs as presented in the Executive Compensation section of this proxy statement:

•

In accordance with our pay-for-performance compensation philosophy, our named executive officers have a significant portion of their compensation at risk through short- and long-term incentive programs. In 2011, 85% of our CEO’s target compensation opportunity, and on average just under 70% of our other named executive officers’ target compensation opportunity, was delivered through variable compensation.

•	Our short- and long-term incentive plan payments in 2011 were in alignment with outstanding fiscal 2011 financial performance over the prior year, including:

•	Reported revenue growth of 13% and organic revenue growth of 6%;

•	Adjusted earnings per share growth of 35%;

•	Operating margin expansion of 150 basis points;

•	A 24% increase in operating cash flow.

•

Our 2009 LTIP vesting and payments for 2011 were also in alignment with our financial performance over the past four fiscal years, during which our reported revenue grew by 30% and our adjusted earnings per share more than doubled.

•

We have a demonstrated history of monitoring executive compensation market practices and implementing program changes when deemed appropriate, as evidenced by the elimination during fiscal 2010 of single-trigger vesting and Section 280G excise tax gross-ups in employment agreements with newly hired and newly promoted executive officers.

•

We proactively solicit input on our executive compensation practices from our largest investors, and in response to shareholder voting on the frequency of advisory say-on-pay voting, we have adopted annual frequency.

We encourage shareholders to review the information provided in the Compensation Discussion and Analysis and associated tables and narrative description in this proxy statement. We believe that this information demonstrates that our executive compensation program is designed appropriately and provides effective incentives for long-term value creation.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL,

ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR EXECUTIVE OFFICERS.

OTHER MATTERS

Our board of directors does not know of any other business to be presented for consideration at the meeting other than that described above. However, if any other business should come before the meeting, it is the intention of the persons named in the proxy to vote, or otherwise act, in accordance with their judgment on such matters.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers, directors and 10% shareholders to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission and the NYSE. Executive officers, directors and 10% shareholders are required by SEC regulations to furnish PerkinElmer with copies of all Section 16(a) reports they file. Based on a review of the copies of reports and written representations from our executive officers and directors, we believe our executive officers, directors and 10% shareholders have complied with all Section 16(a) filing requirements for fiscal 2011 on a timely basis, with the exception of Frank A. Wilson who did not on a timely basis report the purchase on December 30, 2011 of 118 shares of our common stock under our deferred compensation plan.

SHAREHOLDER PROPOSALS

FOR 2013 ANNUAL MEETING OF SHAREHOLDERS

In order to be considered for addition to the agenda for the 2013 annual meeting of shareholders and to be included in the proxy statement and form of proxy, shareholder proposals should be addressed to the Secretary of PerkinElmer and must be received at our corporate offices at 940 Winter Street, Waltham, Massachusetts 02451 no later than November 14, 2012.

Shareholders who wish to nominate a director for election at the 2013 annual meeting or who wish to present a proposal at the 2013 annual meeting, other than a proposal that will be included in our proxy materials, should send notice to PerkinElmer by February 8, 2013 or such nomination or proposal, as the case may be, will not be timely. If our annual meeting is held earlier than April 4, 2013 or has not been held by June 23, 2013, then shareholders should send notice to us no later than the 75th day before the annual meeting, or the seventh day after the day notice of the date of the meeting is mailed or made public, whichever occurs first. Under Massachusetts law, an item may not be brought before our shareholders at a meeting unless it appears in the notice of meeting. If a shareholder makes a timely notification and a matter is properly brought before the 2013 annual meeting, the people we name as proxies may still exercise discretionary voting authority under circumstances consistent with the proxy rules of the Securities and Exchange Commission.

By Order of the Board of Directors,

ROBERT F. FRIEL Chairman, Chief Executive Officer and President

Waltham, Massachusetts

March 14, 2012

Our annual meeting of shareholders will be held at 10:30 a.m. on Tuesday, April 24, 2012, at our corporate offices. Our corporate offices are located at 940 Winter Street, Waltham, Massachusetts. Our phone number at that address is (781) 663-6900. The address of our Internet website is www.perkinelmer.com.

The following are directions to our corporate offices:

From the East (Boston) West on the Mass Pike/I-90 to Exit 15. Follow the signs for I-95/128 North. Follow 95/128 North for approximately 4 miles to Exit 27B (Wyman Street/Winter Street). At lights turn right onto Wyman. Remain in the right lane and bear right at the yield sign onto Winter Street. Remain in the right lane and cross back over Route 128. Remain in the far right lane through two sets of lights. Travel around the Cambridge Reservoir (on right) for approximately .5 miles. After passing the Reservoir, follow Winter Street as it turns right. The entrance to our corporate offices is your second left.

From the West (Worcester) East on the Mass Pike/I-90 to Exit 15. Follow the signs for I-95/128 North and then follow “From the East” directions from this point to our corporate offices.

From the North (Burlington/Lexington) South on Route 128/I-95 to Exit 27B (Wyman Street/Winter Street). When coming off the exit, stay in the far right lane and follow Winter Street. Remain in the far right lane through two sets of lights and then follow “From the East” directions from this point to our corporate offices.

From the South (Dedham/Newton) North on Route 128/I-95 to Exit 27B (Wyman Street/Winter Street). At lights turn right onto Wyman. Remain in the right lane and bear right at the yield sign onto Winter Street. Remain in the right lane and cross back over Route 128. Remain in the far right lane through two sets of lights and then follow “From the East” directions from this point to our corporate offices.

* Corporate offices, 940 Winter Street, Waltham, Massachusetts (781) 663-6900

PerkinElmer® is a registered trademark of PerkinElmer, Inc.

Appendix A

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

PERKINELMER, INC. Annual Meeting of Shareholders April 24, 2012 10:30 A.M. This proxy is solicited by the Board of Directors

The undersigned hereby appoints Robert F. Friel and Joel S. Goldberg, and each of them, proxies with full power of substitution to vote, as indicated herein, for and on behalf of the undersigned at the Annual Meeting of Shareholders of PerkinElmer, Inc. (the “Company”), to be held at the Company’s corporate offices, 940 Winter Street, Waltham, Massachusetts on Tuesday, April 24, 2012, at 10:30 A.M., and at any adjournment or postponement thereof, and, in their discretion, upon any other matters that may properly come before said Meeting, hereby granting full power and authority to act on behalf of the undersigned at said Meeting.

This proxy when executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR the election of each of the Directors listed on the reverse side, FOR the ratification of Deloitte & Touche LLP as our independent registered public accounting firm and FOR the approval of our executive compensation.

Continued and to be signed on reverse side

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VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

PERKINELMER, INC. 940 WINTER STREET WALTHAM, MA 02451-1457

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

PERKINELMER, INC. The Board of Directors recommends you vote FOR the following proposals:
1. To elect eight nominees for director for terms of one year each:		For	Against	Abstain
1a. Peter Barrett		☐	☐	☐
1b. Robert F. Friel		☐	☐	☐			For	Against	Abstain
1c. Nicholas A. Lopardo 1d. Alexis P. Michas 1e. James C. Mullen 1f. Vicki L. Sato, Ph.D 1g. Kenton J. Sicchitano 1h. Patrick J. Sullivan		☐ ☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐ ☐	2.	To ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the current fiscal year.	☐	☐	☐
					3.	To approve, by non-binding advisory vote, our executive compensation.	☐	☐	☐
NOTE: Such other matters as may properly come before the meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)		Date

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